Exhibit 99.1
4 August 2017

KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

HALF-YEAR RESULTS FOR THE PERIOD ENDED 30 JUNE 2017

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, today announces its unaudited half-year results for the period ended 30 June 2017 (the “Period”).

	30 June 2017	30 June 2016	Change (%)
Net operating income (NOI) (£m)	79.7	78.7	1.3
Net profit after taxation (£m)	54.9	78.7	-30.2
Adjusted earnings (£m)	38.9	36.2	7.5
Adjusted earnings per share (p)	30.8	26.8	14.9
DPS paid (p)	24.0	24.0	-
Quarterly DPS announced (p)	12.0	12.0	-
	30 June 2017[1]	31 December 2016	Change (%)
Adjusted NAV (£m)[2]	1,565.8	1,533.7	2.1
IFRS NAV (£m)	1,567.9	1,535.9	2.1
Adjusted NAV per share (p)	1,241.4	1,215.9	2.1
IFRS NAV per share (p)	1,243.0	1,217.6	2.1
Valuation movement (£m)	16.6	-55.9[3]	Na
Net debt (£m)	1,234.0	1,234.8	-
Loan to value (LTV) (%)	42.4	42.8	-0.4pp
Operational highlights in the Period:

•	Portfolio value at £2,910.4[1] million, generating annualised topped-up NOI[4] of £160.0 million across 207 properties

•
Strong asset management momentum continues, completing 76 commercial lease transactions (1.1 million sq ft), delivering an uplift over previous passing rent of 13.1% and outperforming valuers’ ERVs by 5.2%

•	Secure income underpinned by long WAULTs of 7.4 years (9.3 years to expiry) and solid portfolio occupancy of 93.6%

•
Non-core disposal programme has gained further traction, delivering £57.6 million of sales across 15 properties at a spread of 219bps over entry yield on cost; achieving a premium to book value of 6.1% and generating a return on cost of 29.5%

•
Practical completion at Pioneer Point, Ilford, saw the launch of KWE’s professionally managed PRS operation in London with 135 brand new units to let in the South tower and a best-in-class amenity offering

•	73,000 sq ft agreement for lease with global online fashion retailer, ASOS, for a new 10-year lease; the largest letting of the year in the South East office market

Financial highlights in the Period:

•	2.1% increase in Adjusted NAV per share to 1,241.4 pence (Dec-16: 1,215.9 pence)

•	Dividends paid of 24.0 pence per share or £30.2 million

•	Low weighted average cost of debt of 3.0%, with 93% of debt fixed or hedged

•	Debt term to maturity at 5.6 years; LTV of 42.4%, within target range of 40-45%

•
On 24 April 2017 and 13 June 2017 KWE and Kennedy-Wilson Holdings, Inc. announced the terms of a recommended merger – details can be found on KWE’s website www.kennedywilson.eu/investors/kwhi-and-kwe-proposed-merger/ The Scheme Document will be published in due course and will contain further details about the merger transaction

Post Period end achievements:

•
A further £75.0 million of non-core disposals delivered across three properties generating a premium to preceding valuation of 11.6% and a return on cost of 44.3%; bringing total disposals in H1-17 to £132.6 million across 18 properties

•
In Milan, preliminary zoning was approved for the regeneration of the Farini railway yard, which includes our Via Valtellina site as a key gateway to a significant mixed-use commercial and residential development

Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“KWE has delivered another strong set of results over the past six months, having carefully navigated the market with solid leasing progress and capitalised on opportunistic disposals. The performance is once again underpinned by smart asset management to

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generate stable cash flows. As such, the Board is pleased to announce a further quarterly interim dividend of 12.0 pence per share to be paid in Q3-17.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“The portfolio has benefitted from big leasing wins in the first half of the year, with the team delivering £4.1 million of incremental annualised income, already beating all of 2016. We continue to deploy accretive capital expenditure through a combination of value-enhancing refurbishments and more material redevelopment opportunities to provide a pipeline of value-add initiatives to grow NOI.
“Liquidity levels remain high across the investment market for the right product. This has further enhanced our non-core disposal programme. Including post Period-end sales exchanged, we are firmly on track to meet our £150 million disposal target announced in February. I am particularly pleased with the team’s discipline in assessing disposal opportunities to ensure we meet our target returns – with a notable £636.7 million of sales since 2015, generating an average premium to book value of 7.0% and a return on cost of c. 30%.”

Footnotes:

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than the Italian office portfolio which has been valued by Colliers); loan portfolios have been fair valued by Duff & Phelps, in each case at 30 June 2017

2.
KWE’s Adjusted NAV per share referred to above is based on third party valuations as at 30 June 2017. The Scheme Document will contain either updated valuations reported on in accordance with Rule 29 of the Code or confirmations that the valuations referred to above continue to apply

3.	Valuation movement for H2-16

4.	Topped-up NOI includes expiration of rent-free periods and contracted rent steps over the next two years

Dividend
The directors of the Company have resolved to pay an interim quarterly dividend of 12.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	4-Aug-17	17-Aug-17	18-Aug-17	31-Aug-17

For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7123 5577 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

Results presentation, audio webcast and conference call today
A results presentation and audio webcast/conference call for investors and analysts is being held today at 12:00pm BST at:
FTI Consulting
200 Aldersgate
Aldersgate Street
London EC1A 4HD

In addition, the presentation will be available to download from the Company’s website www.kennedywilson.eu

To participate in the call, please dial:

From United Kingdom / International: +44 (0) 330 336 9412
From Ireland: +353 (0) 1 2465621
From US: +1 719 325 2213
Participant Password: 3639721
Event title: Kennedy Wilson Europe Half Year Results
The live audio webcast will be available on the Company’s website www.kennedywilson.eu

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.

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Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement its investment business, KW also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Cautionary Statement and Forward Looking Statements
This announcement has been prepared for, and only for the members of the Company, as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. By their nature, the statements concerning the risks and uncertainties facing the Company and/ or the Group in this announcement involve uncertainty since future events and circumstances can cause results and developments to differ materially from those anticipated. This announcement may contain certain forward-looking statements with respect to the Company and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. Nothing in this announcement should be construed as a profit forecast.

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Chair’s introduction
On behalf of the Board, I am pleased to present our results for the six-month period ended 30 June 2017 where the investment management team continues to deliver solid operational and financial performance.
On 24 April 2017 and 13 June 2017, the independent Board of KWE and the Board of Kennedy-Wilson Holdings, Inc. announced the terms of a recommended merger with an expected closing of Q4-17. The Scheme Document will be published in due course and will contain further details about the merger transaction.
Results
The Group delivered Adjusted NAV per share of 1,241.4 pence, up 2.1% over the six months to June 2017. Adjusted earnings per share were 30.8 pence per share (£38.9 million) and basic earnings per share were 43.5 pence per share (£54.9 million).
Dividends
Today the Board is pleased to announce a quarterly interim dividend of 12.0 pence per share.
The quarterly interim dividend will be paid on 31 August 2017 to shareholders on the register at the close of business on 18 August 2017. Over the Period, dividends of 24.0 pence per share, or £30.2 million were paid, reflecting a cover from adjusted earnings of 1.3 times. Compared to the previous half-year, dividend per share remains stable but the quantum paid has fallen compared to the £32.6 million paid in the first half of 2016. This is owing to the share buy-back completed in the second half of 2016.
The Board continues to be comfortable that the business is operating at a sustainable dividend level at £60.5 million or 48 pence per share annually.
Outlook
KWE benefits from a diversified portfolio of 470 tenants, low capital commitments and ample liquidity. With £636.7 million of disposals completed and exchanged since 2015 across 139 assets, delivering attractive returns and a further pipeline of non-core disposals, the quality of the portfolio continues to improve and provide stable underlying cash flows with opportunities for further income growth.
Performance review
Our progress
On behalf of the Investment Manager, we are pleased to present our review report for the half-year ended 30 June 2017.
The £2,910.4 million property portfolio comprises 207 directly owned assets with a total area in excess 11.4 million sq ft (excluding loans, hotels and development assets). This consists of a direct real estate and hotel portfolio of £2,838.2 million and a further two loan portfolios secured by 10 assets, with a value of £72.2 million.
The portfolio benefited from improved average lease terms as a result of successful new leasing and re-gear activity in the Period, with maturities extended to 7.4 years (9.3 years to expiry), generating annualised topped-up NOI of £160.0 million at 30 June 2017, with c. 19% of our rent roll benefiting from fixed or inflation-linked uplifts. It is noteworthy to consider the NOI figure in the context of £4.2 million of lost annual NOI, owing to successful disposal activity.
Leasing momentum has continued in the Period with 76 commercial lease transactions completed, generating £4.1 million of incremental income over the six months, an improvement on the level generated for all of 2016.
Disposals
At Period-end, disposals totalled £57.6 million across 15 properties. Proceeds exceeded business plans and achieved premiums to book value of 6.1%, a return on cost of 29.5% and a spread between entry yield on cost and exit yield of 219bps.
After the Period-end, we exchanged on a further £75.0 million of disposals, executed at attractive pricing. These include Postigo in Madrid (completed on 20 July 2017), Gardner House in Dublin (to complete in November 2017) and a Park Inn hotel in Northampton (to complete in August 2017); all three were sold to special purchasers. Including post Period-end disposals, total disposals since 2015 total £636.7 million across 139 assets. These sales were achieved at a premium to book value of 7.0%, a return on cost of 30.5% and at a spread between entry yield on cost and exit yield of 212bps.

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Table 1: 2017 disposals

	Area (000 sq ft)	No. of assets	Sale proceeds (£m)	Premium to BV (%)	ROC (%)	Yield spread[1] (bps)	Hold period (months)
Office	149	2	31.0	8.9	40	234	21
Retail	87	11	24.3	1.6	17	222	29
Industrial	22	1	0.6	38.6	63	106	28
Leisure	4	1	0.3	25.0	39	135	28
Development	-	-	1.4	12.6	28	-	28
H1-2017 disposals	262	15	57.6	6.1	30	219	25
Exchanged/completed PPE	75	3	75.0	11.6	44	205	31
2017 to date disposals	337	18	132.6	9.1	37	222	29

1.	Yield spread between acquisition yield on cost and disposal yield
Table 2: Portfolio statistics at 30 June 2017

Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	Annual’d TU NOI (£m)	EPRA TU NIY (%)	YOC (%)	WAULT (years)	Occup’y (%)
Office	4.5	51	1,519.4	84.0	5.3	6.5	6.2	94.2
Retail	3.1	108	704.9	41.2	6.2	6.7	9.1	95.2
Industrial	2.8	25	182.0	11.6	6.0	7.4	7.3	99.3
Leisure	0.4	7	92.9	5.3	5.4	6.6	13.0	89.4
Residential (PRS)	0.6	3	252.3	8.6	3.2	3.5	-	86.0[2]
Property total	11.4	194	2,751.5	150.7	5.3	6.4	7.4	93.6
Hotels	-	3	86.7	2.7	3.3	5.6	-	-
Loans	-	10	72.2	6.6	8.6	8.2	-	-
Total/average	11.4	207	2,910.4	160.0	5.4	6.4	7.4	93.6

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than the Italian office portfolio which has been valued by Colliers); loan portfolios have been fair valued by Duff & Phelps, in each case at 30 June 2017

2.	Excludes commercial units at Vantage, Central Park, Dublin
Portfolio Management
We have contracted on £21.4 million of rent and delivered incremental annualised income of £4.1 million or 13.1% ahead of previous passing rent and 5.2% ahead of valuers’ ERVs. Our like-for-like ERVs across the portfolio have increased by 0.9% in the six months, primarily driven by Irish and Spanish retail. This has contributed to a like-for-like valuation movement of 0.6% or £16.6 million.
Like-for-like annualised NOI was down 0.7% in the Period, primarily driven by lease rollover in the UK portfolio – at Marathon House (Aberdeen) and Eurocentral (Glasgow), where we are having productive discussions with potential occupiers, and Pioneer Point (Ilford), where we have completed the South tower and recently launched a new leasing campaign. Excluding Aberdeen, which continues to be affected by the oil market, the like-for-like annualised topped-up NOI growth was +0.9% in the Period.
Table 3: H1-17 asset management transactions

	No. of lease transactions	Commercial area (sq ft)	Incremental annual income (£m)	Lease length /term ext’n to break	Lease length /term ext’n to expiry
GBP	49	1,011,700	3.5	7.1	7.7
IRL	14	116,400	0.2	10.6	15.8
ESP	13	19,900	0.4	3.7	6.9
Total	76	1,148,000	4.1	7.6	9.2

	No. of lease transactions	Commercial area (sq ft)	Incremental annual income (£m)	% ahead of prev. rent	% ahead of valuers’ ERV
Lettings	27	81,400	1.8	Na	20.0
Re-gears	37	767,900	0.7	8.6	8.2
Rent reviews	12	298,700	1.6	17.2	0.6
Total	76	1,148,000	4.1	13.1	5.2

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A significant level of PRS renewal and letting activity was undertaken over the Period, with 319 lease transactions completed across our three properties at Pioneer Point in the UK and Vantage and Liffey Trust in Ireland.
Pioneer Point lost income in the Period as it transitions from short-term contract lets to traditional 12 month leases or Assured Shorthold Tenancies (ASTs) to maximise value. With the launch of the South tower and tenant amenity space at the end of the Period, we expect income growth to begin as we let up the units and operating efficiencies are achieved. Despite a year-on-year rental decline of 2.6% for Greater London, according to Home Let, we believe in the long-term fundamentals, with continued population growth, estimated at 10.6% to 2026, according to GLA.
Both Vantage (following the lease-up of Phase II (Block K)) and Liffey Trust (523 PRS units) continue to benefit from strong rental growth and delivered significant income growth, bringing current NOI to €7.3 million. Similar to London, Dublin continues to show positive population growth projections, estimated at 9.9% to 2026, according to Central Statistics Office (CSO). We remain confident in the strength of our PRS model and with our portfolio 7.8% under-rented at H1-17 we expect to benefit from rental growth in future periods in this sector.
Table 4: Notable lease transactions on stabilised properties

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev.
GBP	BPR	Buckingham Pal. Road, London	Office	224,100	Rent review	Telegraph Media Group	125,100	Na	+21
GBP	Gatsby	Norfolk House, Croydon	Leisure	156,900	Rent review	Travelodge	60,000	Na	+11
GBP	BPR	Buckingham Palace Road, London	Office	224,100	Rent review	Regus	30,900	Na	+9
GBP	Gatsby	Norfolk House, Croydon	Leisure	156,900	Rent review	Croydon Churches Housing Association	5,200	Na	+96
GBP	SEO	Leavesden Park, Watford	Office	196,300	Re-letting	ASOS plc	73,000	10	+7
GBP	BPR	Buckingham Pal. Road, London	Office	224,100	Re-letting	Metalogix	6,400	5	+78
GBP	Gatsby	Southam Road, Leamington Spa	Industrial	82,700	Letting	Ricardo Plc	14,200	15	Na
GBP	Artemis	Exchange Tower, Edinburgh	Office	64,200	Renewal	Montagu Evans	5,000	5[1]	+14
GBP	Artemis	Exchange Tower, Edinburgh	Office	64,200	Renewal	China Bridge	2,200	5[1]	+129
GBP	Tiger	Units 1-3, McConnell Drive, Wolverton	Industrial	295,800	Re-gear	Electrolux	295,800	5	-
GBP	Gatsby	Southampton Road, Fareham	Retail	40,900	Re-gear	B&Q Plc	40,900	10	-
GBP	SEO	Discovery Place, Farnborough	Office	141,900	Re-gear	Hilson Moran	21,400	9	+8
GBP	Artemis	Staines Road Retail Park, Hounslow	Retail	24,400	Re-gear	Halfords	12,200	10	+2
GBP	Jupiter	Friars Bridge Court, London	Office	98,200	Re-gear	The Brooke	10,900	2	+9
GBP	Jupiter	Friars Bridge Court, London	Office	98,200	Re-gear	Reevoo Limited	8,900	2	+57
IRL	Opera	Stillorgan S.C., Co. Dublin	Retail	142,300	Re-gear	Tesco	33,400	15[2]	+10
IRL	Blackrock	Blackrock Business Park	Office	50,500	Rent review	Medfit Wellness	4,100	Na	+29

1.	10-year lease with tenant break option at year 5

2.	25-year lease with tenant break option at year 15

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Key asset management achievements

UK

•
At 111 Buckingham Palace Road, London, SW1 (224,100 sq ft office), completion of the extension and refurbishment of the reception and Sky Lobby in November 2016 enabled us to deliver on strong rental growth in the Period with the completion of rent reviews with the Telegraph Media Group and Regus and a new five-year lease to Metalogix, which saw the average rent improve by 20% over previous passing. In June 2017, we completed the refurbishment of the third floor, and relaunched the marketing of the building in line with this delivery. Feedback has been very positive and we aim to crystallise further reversion through this re-letting and the agreement of the outstanding rent review with Scripps.

•
At Leavesden Park, Watford (SEO portfolio, 196,300 sq ft office), we have successfully completed a surrender with BT simultaneously with an agreement for lease with ASOS, the global online fashion retailer, on 73,000 sq ft of space at an improved rent, making this the largest letting of the year in the South East office market. Fit-out works have been completed and a phased occupation started at the end of July 2017, with final works completing in November 2017.

•
At Friars Bridge Court, London, SE1 (Jupiter portfolio, 98,200 sq ft office), we have agreed two-year extensions on almost all of the space in the building as part of our near-term strategy, maintaining our optionality on our existing planning consent for a redevelopment of the building, whilst growing rents in excess of 30% on average. Tenants have vacated three units and, in line with our redevelopment strategy, we have been able to agree short-term lettings in line with the expiries on the remaining leases in 2019. These lettings, once completed, are expected to bring the building’s occupancy back to 100%.

•
At Fairmont, St Andrews (209 room 5-star hotel), with £10.2 million in total investment and the remaining common area refurbishments completed in Q4 2016, the hotel is benefiting from less disruption to its operation and is starting to see improved Average Daily Rates (ADRs). In June 2017, we completed our bedroom refurbishment programme, on time and on budget, therefore completing the transformation of this luxury brand. Year-on-year improvements to H1-17 for Revenue Per Available Room (RevPar) have come in 11% ahead of budget and are up 20% on last year. We expect to see further improvement in rate and occupancy in 2017 and 2018 now that we have substantially completed the renovation of the hotel.

•
At Pioneer Point, Ilford, IG1 (294 PRS units), we have completed the capital expenditure programme on the 135-unit South tower, and the conversion of the void commercial space into tenant amenity space, formally launching these to the market in June 2017 to support rental values and our leasing programme, with valuers’ ERV at £5.4 million at Period-end. We have continued transitioning the existing units from short term lets to ASTs in the North tower. We expect NOI growth in 2017 and 2018 as we stabilise both towers and offer a professionally managed PRS product.

•
At The Horizon Centre, Epsom (Tiger portfolio, 29,500 sq ft office), we completed the refurbishment in June 2017 and the building was relaunched in early July 2017. Initial feedback from the market has been positive and we are already in early negotiations on part of the refurbished space.

Ireland

•
At Portmarnock Hotel & Golf Links, Co. Dublin (135 room 4-star hotel), we have completed the extensive renovation of all common areas and bedrooms, investing £8.6 million (€9.8 million). An enhanced marketing and PR plan is being rolled out to take advantage of the completed upgrade with strong early results. Our weddings bookings for 2017 are up 88% compared to all of 2016. In the year-to-June 2017 we have seen ADR grow by 14%, occupancy by 12% RevPAR by 28% and NOI by 33%, compared to the same period last year. We expect a significant increase in NOI over the next three years.

•
At Blackrock Business Park, Co. Dublin (50,500 sq ft portfolio of offices), in April 2017 we achieved a positive outcome to our planning application to develop a penthouse floor at Block 4. The construction of the additional floor will add c. 4,600 sq ft of net lettable space and provides an excellent opportunity to add to the income stream of the asset, which is already 100% occupied. Since acquisition, in March 2016, we have completed four leasing transactions (mainly rent reviews), which were 20% ahead of previous passing rent and 3.0% above valuers’ ERVs. This strong evidence bodes well for the asset and penthouse extension.

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•
At School House Lane, Dublin 2 (16,000 sq ft office redevelopment), we have made significant progress with works in the Period and are on budget and on time for practical completion at the end of August 2017. The upper floor extension is now complete, with the landlord fit-out well underway. There has been an increase in occupier interest now that the building is closer to completion and we aim to take advantage of this positive momentum with a market launch of the finished product planned for September 2017.

•
At The Chase in Dublin 18 (174,200 sq ft office), the extension and refurbishment of the reception space and common areas completed in June 2017 and has dramatically improved the arrival experience to the building, with positive feedback received from both existing tenants and prospective occupiers. As we anticipated, occupier activity in the South Dublin suburbs is building with a good pipeline of enquiries for the 53,800 sq ft of vacant space at the asset. New rental evidence underpins our view that the asset was significantly under-rented and we remain confident in our ability to significantly grow NOI at the asset over time through letting vacant space and rent reviews.

•
At Vantage Phase II (Block K), Central Park, Dublin 18 (166 new build PRS units), lease-up has stabilised ahead of business plan with NOI delivered 8% ahead of target. The focus on the remainder of the year is to lease up the 15,650 sq ft of commercial units which were finished to landlord specification in April 2017. KWE’s total ownership at Vantage (including Phase II) is now 442 PRS units, 33,500 sq ft of commercial space and 559 basement car parking spaces. The development is one of the largest professionally managed PRS schemes in Dublin.

•
At Stillorgan Shopping Centre, Co. Dublin (Opera portfolio, 156,000 sq ft retail), we are continuing our plans to upgrade the centre and are on site on phase one of a two-year refurbishment programme. Construction works to the 11,000 sq ft Tesco extension are progressing and are on target to complete by the end of the year. The extension will create a new restaurant opportunity and the lease re-gear with Tesco will also create new retail units from the space to be surrendered. Renewals over the last year with existing tenants have delivered 13.2% rental uplifts ahead of previous passing, which bodes well for these new units, which will be available at the end of the year. Marketing efforts are ongoing and it is expected that they will further improve the tenant mix while increasing the rent roll. Adjacent to the centre, at our Leisureplex site (acquired 2016), we are at design stage of an exciting new mixed-use scheme which could add a further 200,000 sq ft, subject to planning.

Spain

•
At Puerta del Sol 9, Madrid (37,000 sq ft commercial/residential conversion to retail redevelopment), which is located on one of Madrid’s busiest squares, we re-submitted a planning application in April 2017 to convert the asset to retail use as a flagship store with valuers’ ERV at €3.0 million at Period-end. We anticipate starting active marketing of the property with potential retailers in Q4 2017.

•
At Moraleja Green Shopping Centre, Madrid (324,800 sq ft retail), in the affluent north Madrid suburbs, we are carrying out significant enhancement works to update and upgrade the centre. We commenced our capex works in Q1 2017 and phased completions are being targeted throughout 2017 and 2018 as we undertake a rolling refurbishment. With valuers’ ERV of €8.6 million at Period-end we have a significant opportunity to improve occupancy and grow income. The first phase of the refurbishment works is now complete with a new garden area adjacent to the South building open to the public, which will help drive footfall to the centre and will significantly enhance the aesthetic of the property.

Italy

•
At Via Valtellina, Milan (FIP portfolio, 283,400 sq ft office), preliminary zoning was approved in July for the major urban regeneration of the site, together with the wider Farini railway yard in Milan, as a key gateway to a significant mixed-use commercial and residential development. This provides excellent optionality as the existing offices are let to the Italian government’s Customs and Finance ministries, with a term to expiry of 5.5 years. Plans for the regeneration of this gateway site include a target gross buildable area of c. 527,400 sq ft of mixed-use residential and commercial space, subject to planning permission.

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Our markets
UK
Economic growth in the UK picked up slightly for Q2-17 at 0.3%, according to the ONS, compared with 0.2% for Q1-17, with the IMF expecting the economy to grow by 1.7% for 2017 which is slightly below the UK’s long-run average and weaker than expected prior to the referendum vote to leave the EU. Meanwhile, unemployment has fallen again, to 4.5% according to the ONS, its lowest rate in more than 40 years, and inflation stood at 2.6% in June, primarily due to the fall in the value of sterling. The Office for Budget Responsibility is forecasting inflation to have peaked and to have a more moderate impact on real incomes going forward.
Despite the uncertain political outlook following the UK general election and the ongoing Brexit negotiations, the UK property market remains attractive to a wide range of investors, both domestic and overseas. Preliminary H1-17 investment volumes reached £39.2 billion, according to CBRE, an 11% increase over the same period last year. Overall, UK investment demand remains strong for prime core assets and long-dated leases, which we have seen across our own portfolio.
UK property capital values rose by 2.5% in H1-17, according to CBRE, an improvement on H1-16’s 0.6% increase but still shy of the 4.1% recorded in H1-15. Notably, valuations rose across all sectors with industrial being the best performing sector, recording a capital value increase of 5.8% over H1-17. CBRE also reports that rental values for UK commercial property increased by 0.8% in H1-17 as a whole, with growth across all sectors.
Central London occupational markets rallied in Q2-17, with take-up increasing 30% on the previous quarter to 3.3 million sq ft, according to CBRE, 6% above the 10-year average. This took the total for H1-17 to 5.8 million sq ft, 5% higher year-on-year. Total take-up for last year was 12.5 million sq ft – illustrating confidence in London’s advantages as a global business centre. H1-17 investment volume was £8.2 billion, 13% ahead of the same period last year, with overseas buyers, attracted by weaker sterling, dominating the market. Over the last 12 months, foreign capital was particularly active in Central London, investing £10.4 billion in this market and representing 74% of total investment. Asian investors remain the most active.
In the Victoria submarket, take-up hit 224,000 sq ft for H1-17, ahead of the 5-year average, with prime rents holding firm at £80.00 psf, according to Cushman & Wakefield, and still offering value compared to Central London prime rents of £105.00 psf, as reported by CBRE. Victoria has benefitted from significant development activity over the last few years with new schemes transforming the area and enhancing the retail and restaurant offer; these transformed amenity spaces continue to improve the overall tenant experience and the attractiveness of the submarket. Our own asset at 111 Buckingham Palace Road is benefitting from the significant upgrade and repositioning works carried out in the building’s reception and Sky Lobby in 2016.
For South East offices, take-up for H1-17 reached 1.6 million sq ft, 4% above the long-term average for an H1 period, according to Knight Frank, and 3.3 million sq ft over the last year. The TMT sector was the most active business group in Q2, representing 30% of take-up: TMT occupiers now account for 25% of total space let in 2017, equal to the much larger Financial and Business Services sector, demonstrating the continuing appeal of South East offices to this business group. Total availability inside the M25 remains 19% below the long-term average with levels in the M3 submarket 3% below trend. The lack of availability in several submarkets continues to drive rental growth in areas to which we have exposure: prime rents in Watford increased 14% over the last 12 months to £32.00 psf and prime rents in Maidenhead increased 4% over the same period to £39.00 psf, according to Knight Frank. These compare favourably to our average rent of £19.50 psf across our South East office portfolio of 12 assets across 825,000 sq ft. It remains an active market for us, having leased 278,000 sq ft from acquisition to Period-end.
The industrial sector continues to perform strongly with increasing take-up, as it benefits from ongoing structural shifts to online retail. Industrial property remains the strongest performing sector across the UK as a whole, with rental growth of 2.6% over the last six months, and 3.6% on an annualised basis, according to CBRE. Our own portfolio continues to provide many opportunities for value-enhancing asset management initiatives, where we have captured 5.4% rental uplifts over previous passing rents on deals completed in H1-17.
Rental growth has returned to the high street, with 3.1% year-on-year rental growth, according to CBRE and the ONS continues to show positive annual retail sales growth at 2.9%. This has been driven by the growing trend to convenience-based shopping. The retail investment market has seen ongoing strong demand for high street retail assets. We have also witnessed this in our own portfolio which is well located and benefits from long leases with national retailers. This is largely being driven by demand from high net worth investors who are primarily focused on those same attributes coupled with an attractive in-place yield. Given the ongoing low yield environment alongside tax changes to stamp duty and buy-to-let, implemented in 2016, high street retail investments remain more attractive to this buyer group than traditional residential assets. This asset-level liquidity has seen our original UK retail portfolio evolve from 144 properties to 87 properties through sales of £123.9 million across 57 assets, delivering an attractive return on cost of 26.7%. We are targeting a core long-term holding of the best located assets with longer lease lengths and attractive cash flows.
Ireland
Irish economic growth remains robust, with unemployment down further to 6.3% at H1-17, reflecting an annual fall of 23%, according to CSO. The Economic and Social Research Institute (ESRI) reported strong consumer sentiment index results for June-17, describing sentiment as “surprisingly strong”, likely owing to reduced fears of a ‘hard Brexit’ following the UK election result.

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Property investment volumes reached €755 million for H1-17, according to JLL, in line with the 15-year average but down year-on-year as 2016 was the second strongest year ever recorded. 2017 volume expectations are c. €2 billion and yields are expected to remain steady, with select further compression for specific prime assets.
Dublin leasing for H1-17 was “exceptionally high”, according to CBRE, with a year-on-year increase of 68% across 121 deals. Dublin office take-up was 1.6 million sq ft in H1-17 and 3.3 million sq ft over the last year, up 42%, driven by both domestic and international occupiers, particularly TMT and financial services. The Dublin city centre (D2/4) vacancy rate remains low at just over 5.0% with grade A vacancy at 2.0% which is putting further pressure on rents. Prime rents of €62.50 psf are up 8.7% year-on-year to Q2-17, according to CBRE, with prime office yields at 4.65%. Our ‘core’ Dublin office portfolio is represented by properties such as Mespil Road and Baggot Plaza – where almost three-quarters by portfolio value is let to single tenants on long leases. This portfolio is well placed, benefiting from long WAULTs of 13.3 years and remains 13.9% under-rented.
The South Dublin suburban occupational market is gaining momentum, contributing a quarter of the overall Dublin take-up, according to CBRE, and where we expect to benefit from our exposure to the Chase, Blackrock Business Park, Beaver House and Dundrum. Prime rents are now €27.50 psf, significantly in excess of our average South Dublin suburban office passing rents. Our suburban portfolio is 6.6% under-rented based on valuers’ ERVs.
The market has benefited from an additional layer of demand from Brexit-related enquiries and we expect to see further Dublin relocation announcements over the rest of the year. This bodes well for our ‘value-add’ office portfolio, which has budgeted capex of €7.9 million and, with occupancy at 56%, it has ample room for income growth.
The Irish retail market continues to build momentum with high street retail investment yields stronger at 3.25% and prime shopping centre yields stable at 4.0%, according to CBRE. Similarly, prime retail rental growth is strong, at 10.5%, driven by Grafton Street, with Zone A rents of €585 psf. Strong Irish economic indicators coupled with solid consumer spending has resulted in healthy retail sales, up 4.1% year-on-year to June-17, according to the CSO, driven by a strong recovery in the labour market. We are starting to see the benefits of rental growth in our own portfolio with lease transactions at both Marshes and Stillorgan showing good growth previous passing rents.
The Dublin PRS market remains a strong performer, despite the Irish Government’s imposed 4% rental cap in December 2016. The rental cap relates to ‘rent pressure zones’ for a period of three years. Notwithstanding this, the Dublin residential sector saw year-on-year rental growth of 8.4% to Q1-17 to average monthly rent of €1,404, according to the Residential Tenancy Board. Our own PRS portfolio benefited from continued growth at both Vantage (including Block K) and Liffey Trust. Our recently developed Vantage Phase II units are exempt from this rental cap, as will be any existing unit which has undergone substantial refurbishment.
Across the hotel market, ADR and RevPAR metrics continue to grow, with Dublin RevPAR up 5.2% year-on-year to May-17, according to CBRE. A decline in sterling has resulted in reduced UK visitors but this was more than offset by a double-digit increase in US visitors. We have seen the Portmarnock Hotel and Golf Links benefiting from the complete renovation of the rooms and common areas, with NOI growing in line with business plans and ADRs ahead of budget.
Spain
Spain’s economy continues its growth trajectory with year-on-year GDP growth to Q2-17 reaching 3.1%, according to preliminary estimates from the Bank of Spain, and growth expectations for the whole of 2017 are to follow the same path, according to the IMF. Spain is set to be the fastest growing Eurozone member state this year, according to the IMF, on the back of continued recovery in employment, increasing levels of disposable income and rising exports, alongside ongoing consolidation of the real estate sector.
Investor appetite for Spanish real estate continues to rise, with investment volumes set to break 2016’s levels, according to CBRE, which also reports that H1-17 total investment volume stood at €7.4 billion, up 68% year-on-year, with 65% of total volume coming from foreign capital. Yields remain at historic lows owing to strong levels of institutional demand together with a lack of prime product coming to market: prime yields for the Madrid office market reached 3.75% at Q2-17 versus 4.25% at Q2-16.
Retail accounted for almost one-third of total investment in H1-17, boosted by a recovery in consumption. Year-on-year footfall figures are also rising in tandem with macroeconomic indicators – the consumer confidence index reached 105.8 in June 2017, up from 96.3 in the previous year, and year-on year retail sales rose 2.5% to June 2017, according to the Institute of Spanish Statistics. This strong retail activity continues to fuel our retail portfolio, where we are seeing positive signs across high street retail occupational and investment markets in central Madrid. Against this backdrop, current rents continue to sit significantly below prior cycles, with prime Madrid retail rental growth of 11.6% year-on-year, according to CBRE, and we expect a healthy level of rental increases across the retail sector as a whole in the near- to medium-term.
Italy
The Italian economy is forecast to grow 1.3% this year, according to the IMF, its strongest performance for a decade. Business survey sentiment year-to-date reflects positive economic momentum: April saw the fastest growth in manufacturing output for six years, according to ISTAT, reflecting rising order intakes from home and abroad. Employment growth is starting to materialise, albeit at a slow rate, with year-on-year growth to May 2017 up 0.6%, according to ISTAT. The banking sector has also started to show signs of improvement in the first half of 2017, triggered by the state bailout of Monte dei Paschi di Siena bank (MPS) and the successful private recapitalisation of Unicredit. Against this backdrop, political uncertainty remains, with elections likely to take place at the start of 2018.

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The Italian commercial real estate market continues to witness robust levels of investment activity, particularly in Milan. Whilst primarily dominated by international investors, long-term and domestic investors have also returned to the market along with the more speculative funds, a sign that Italy has entered a period of macroeconomic stability. Total H1-17 transaction volumes were €5.8 billion, up 58% year-on-year, according to CBRE, with the expectation that 2017 volumes will be in line with 2016. Average deal lot sizes have increased and the NPL market is witnessing opportunistic buyers competing for bank NPL portfolios with large buyers increasingly buying NPL servicers. We expect to see opportunities to pick assets out of these pools via the acquiring funds. The luxury hospitality sector in prime markets is showing a notable level of transaction levels and interest in secondary markets is starting to grow, according to CBRE.
Investor focus continues to be on the office market, particularly Milan, where CBRE reports prime office yields of 3.5% for Q2-17, a 50bps decrease over the prior year. Milan office take-up was in excess of 2.2 million sq ft in H1-17, the highest first half ever recorded, and 3.8 million sq ft over the last year, 20% ahead of the 10-year average. The improved momentum is underpinned by a fall in vacancy to 12.1% at Q2-17, while increasing occupier demand in the CBD has driven prime rents to €49.25 psf, an increase of 8.2% year-on-year and a level not seen since 2009, according to CBRE.

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Half-year statement on principal risks and uncertainties
Oversight of the Group’s risk management process is provided by the Investment Manager, the Audit Committee and, ultimately, the Board. Day-to-day management of the risks is embedded in everything we do and is integral to all of the Investment Manager’s transactional, operating and financial activity, for the Company and its business.
The Group’s approach to risk management and the principal risks of the business are set out on pages 35 to 40 of the 2016 Annual Report and Accounts along with mitigating factors or controls. These continue to be:

•	General economic conditions

•	Availability of finance

•	Failure to implement and poor execution of the investment strategy

•	Development and construction

•	Leverage and treasury

•	Occupier demand, tenant defaults and income sustainability

•	Dependence on the Investment Manager

•	Regulatory and environmental

•	Taxation

•	Political risks

The Board believes that since the publication of the 2016 Annual Report and Accounts there has been no material change to the Group’s principal risks and the existing mitigation activities remain appropriate to manage them.

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Financial review
Table 5: Financial key performance indicators (KPIs)

	30 June 2017	30 June 2016
Total accounting return (%)	4.1	7.1
Adjusted NAV per share (p)	1,241.4	1,233.8
Adjusted earnings per share (p)	30.8	26.8
Dividends paid (p)	24.0	24.0
LTV (%)	42.4	41.8
Weighted average cost of debt (%)	3.0	2.9
Overview
The financial results for the Period continue to reflect positive profits and NAV growth as the portfolio benefits from favourable momentum across leasing and new income from asset management initiatives more than offsetting NOI lost from significant disposal activity in prior periods.
NOI grew to £79.7 million (2016: £78.7 million). This increase in NOI coupled with cost reduction has delivered good growth in adjusted earnings to £38.9 million, an increase of 7.5% year-on-year. Furthermore, the share buy-back programme completed in the second half of 2016 has added to that return, resulting in an earnings per share increase of 14.9%.
Dividends paid during the Period totalled 24.0 pence per share (£30.2 million) and cover from adjusted earnings was a healthy 1.3 times.
The total accounting return for the Period was 4.1%, (8.2% annualised), which was the combination of NAV growth of 2.1% driven by valuation gains, retained earnings and some foreign exchange movement plus dividends paid which contributed 2.0% to the total return.
In July 2017, the £225 million multi-currency revolving credit facility was extended from its maturity date of 29 August 2017 to 28 February 2018 or the effective date of the proposed merger transaction with Kennedy-Wilson Holdings, Inc. The facility remains undrawn.
At 30 June 2017, our average debt term to maturity was 5.6 years (31 December 2016: 6.1 years). The weighted average cost of debt remains 3.0% with a high level of future certainty given that 93% of borrowings are fixed rate or hedged by way of interest rate caps.
Net operating income
Net operating income of £79.7 million consists of net rental income, the hotel earnings and loan portfolio interest income. This is up 1.3% year-on-year, which is a notable achievement in light of the significant disposal activity during 2016. The NOI on disposed assets has largely been replaced by a contribution from assets such as Baggot Plaza and Block K at Vantage, both in Dublin, which were not income producing in the comparative period.
Administrative expenses
Total administrative expenses (excluding hotel operations, which are included in NOI) were £5.1 million for the Period (2016: £6.0 million). This 15% reduction on prior period reflects the benefit of scale and a concentration of efficiencies during 2017. On an annualised basis the 30 June 2017 cost to portfolio value ratio of 35bps also compares favourably to 40bps for the same period in 2016.
Investment Management fees
Investment Manager fee
The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the Group’s EPRA NAV, payable quarterly (50% in cash and 50% in shares). The total investment management fee for the Period is £7.7 million (2016: £8.1 million). The fee is lower year-on-year due to the reduction in NAV as a result of the share buy-back in 2016. In accordance with the terms of the investment management agreement, and having regard to the proposed merger transaction, the Board has resolved that it is appropriate to pay the entirety of the investment management fee for the quarter ended 30 June 2017 (£3.9 million) in cash (rather than by a market purchase of shares).
Performance fee
As at 30 June 2017 the performance fee threshold, being 10% above the 31 December 2016 EPRA NAV of 1,217.4 pence per share, has not been met and a charge is not therefore recognised in the income statement.

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Finance costs
The Group’s net finance costs were £24.8 million (2015: £28.9 million).
Within finance costs there is included a net £1.1 million credit in relation to the time value element of foreign exchange option valuations (which cannot be designated for hedge accounting under IAS39) and the fair value movement on interest rate caps. In 2016 the equivalent amount was a £3.3 million charge. These items are allocated to EPRA adjustment in arriving at the adjusted earnings – the underlying increase in finance costs year-on-year after these adjustments is £0.3 million which is primarily due to the level of drawn debt after financing activity in 2016. The average cost of debt has been maintained at 3.0%.
Tax
The Company is tax resident in Jersey but liable to any foreign tax on activities in its overseas subsidiaries. Outside Jersey the Group has subsidiaries in Luxembourg, the Republic of Ireland, Italy, Spain and the United Kingdom and investment and development property located in the United Kingdom, the Republic of Ireland, Italy and Spain.
The Group tax charge for the Period was £2.9 million (2016: £2.9 million).
The tax charge represents an effective rate of tax of 6.9% (2016: 7.4%) on adjusted earnings before taxation.
Adjusted earnings
Adjusted earnings represent revenue income excluding capital items such as valuation movements and gains on sale.
The only adjustments to the standard EPRA earnings definition is the addback of the performance fee expense (although nil in this period) and the accrued costs relating to the proposed merger transaction (£3.3 million).
Adjusted earnings per share were 30.8 pence in the Period (June 2016: 26.8 pence per share). 7.4% of the 14.9% improvement on a per share basis is a benefit derived from the share buy-back completed in the second half of 2016.
Group adjustments have been allocated against Administrative expenses in the following table to improve comparability. Refer to Note 8 of the consolidated financial statements for a detailed breakdown of EPRA and Group adjustments.
Table 6: Adjusted earnings statement

	30 June 2017 (£m)	30 June 2016 (£m)
NOI	79.7	78.7
Investment Manager fee	(7.7)	(8.1)
Administrative expenses	(5.1)	(6.0)
Net finance cost	(24.8)	(28.9)
Tax	(2.9)	(2.9)
EPRA adjustments	(0.3)	3.4
Adjusted earnings	38.9	36.2
Adjusted earnings per share (p)	30.8	26.8

Dividends
Dividends paid during the Period total £30.2 million, comprising:

•	the 12 pence per share interim dividend paid on 31 March 2017, in the amount of £15.1 million; and

•	the 12 pence per share interim dividend paid on 31 May 2017, in the amount of £15.1 million.
The Company intends to pay an interim dividend of 12.0 pence per share on 31 August, to shareholders on the register at the close of business on 18 August 2017.

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Balance sheet
Table 7: Balance sheet

	30 June 2017 (£m)	31 December 2016 (£m)
Total portfolio	2,910.4	2,882.2
Cash	454.8	456.5
Gross debt	(1,688.8)	(1,691.3)
Other assets and liabilities	(108.5)	(111.5)
IFRS net assets	1,567.9	1,535.9
Adjusted for:
Mark-to-market of derivative financial assets	(0.1)	(0.3)
EPRA net assets	1,567.8	1,535.6
Adjust for share based payment reserve:
Performance fee:	-	-
Investment management fee	(2.0)	(1.9)
Adjusted net assets	1,565.8	1,533.7
Adjusted NAV per share (p)	1,241.4	1,215.9

Portfolio valuation
As at 30 June 2017, the Group’s investment portfolio was valued at £2,910.4 million, the movement in the Period reflecting disposals as offset by capital expenditure, valuation uplift and foreign exchange gain on translation of the Euro portfolio to our reporting currency.
Table 8: Portfolio valuation movements since 31 December 2016

(£m)
31 December 2016 portfolio valuation	2,882.2
Additions	-
Disposals	(54.4)
Capital expenditure	28.7
Foreign exchange / other	37.3
Valuation movement	16.6
30 June 2017 portfolio valuation	2,910.4

Adjusted NAV
We report an Adjusted NAV to illustrate EPRA NAV after the impact of the fees recognised in the share based payment reserve. The 2.1% Adjusted NAV growth reflects a combination of valuation surplus, some foreign exchange gain as well as retained earnings.
During the Period, the Euro strengthened further against Sterling by 5.2% but, as has always been the case, a significant proportion of this volatility was eliminated in our NAV through the use of natural hedging and derivative instruments. At 30 June 2017 87% of our Euro assets were hedged through these methods (December 2016: 87%).
Table 9: Adjusted NAV movements

	(£m)	(p per share)
31 December 2016 adjusted NAV	1,533.7	1,215.9
Valuation surplus	16.6
Gains on sale	2.2
Adjusted earnings	38.9
Dividends	(30.2)
Foreign exchange/other	4.6
30 June 2017 adjusted NAV	1,565.8	1,241.4

Cash flow and treasury management
Liquidity, comprising cash and undrawn facilities, totals £679.8 million at 30 June 2017 (31 December 2016: £681.5 million).

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KWE maintains a £225.0 million multi-currency revolving credit facility. At 30 June 2017, the facility remained entirely undrawn. After an extension was secured with the existing syndicate of lenders the facility now expires on the earlier of 28 February 2018 and the effective date of the proposed merger transaction with Kennedy-Wilson Holdings, Inc.
The Group’s interest rate hedging policy is to eliminate substantially the risk associated with interest rate volatility, through a combination of fixed rate borrowings and, in respect of floating rate debt, the use of interest rate caps. The proportion of fixed rate or hedged debt stands at 93.0% in the Period.
Financing activity
Table 10: Key debt measures

	30 June 2017	31 December 2016
Gross debt (£m)	1,688.8	1,691.3
Cash (£m)	454.8	456.5
Undrawn facilities (£m)	225.0	225.0
LTV (%)	42.4	42.8
Cost of debt (%)	3.0	3.0
Fixed rate or hedged debt proportion (%)	93	92
Fixed charge cover (x)	2.4	2.4
During the Period, we repaid £23 million of secured debt which was a combination of release on disposal of secured assets, scheduled amortisation and voluntary repayments.
As at 30 June 2017, the weighted average term to maturity was 5.6 years, and cost of debt was maintained at 3.0%.
LTV stood at 42.4% at Period-end (31 December 2016: 42.8%); the decrease was driven by transactional activity and valuation movement. The fixed charge cover (the ratio of adjusted earnings before finance costs to finance costs) was a comfortable 2.4 times.
Throughout the Period, as at 30 June 2017, the Group was in compliance with its debt covenants.
Exchange rate:
Where balance sheet amounts in this announcement are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.8771, which was the rate on 30 June 2017. Income Statement amounts were translated at the average rate for the Period.

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Statement of Directors’ responsibilities
Each of the Directors (whose names and functions appear in the Annual Report and Accounts 2016) confirm to the best of his/her knowledge:

1.
That the condensed consolidated interim financial statements comprising the condensed consolidated income statement, condensed consolidated statement of comprehensive income, the condensed consolidated balance sheet, the condensed consolidated statement of changes in equity, the condensed consolidated cash flow statement and related notes 1 to 21 have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU.

2.	That the interim management report herein includes a fair review of the information required by:

•
DTR 4.2.7R of the Disclosure and Transparency Rules, being an indication of important events that have occurred during the first six months of the financial year and their impact on the condensed set of interim financial statements, and a description of the principal risks and uncertainties for the remaining six months of the year; and

•
DTR 4.2.8R of the Disclosure and Transparency Rules, being related party transactions that have taken place in the first six months of the current financial year and that have materially affected the financial position or performance of the entity during that period and any changes in the related party transactions described in the Annual Report and Accounts 2016 that could do so.

Signed on behalf of the Board

Simon Radford        Mark McNicholas
Director            Director

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Independent auditors’ report on review of condensed consolidated interim financial statements
Introduction
We have been engaged by the Company to review the condensed consolidated financial statements (the “interim financial statements”) in the half-year financial report for the six months ended 30 June 2017, which comprise the condensed consolidated income statement, condensed consolidated statement of comprehensive income, the condensed consolidated balance sheet, the condensed consolidated statement of changes in equity, the condensed consolidated cash flow statement, and the related explanatory notes.
Our review was conducted in accordance with the Financial Reporting Council’s International Standard on Review Engagements (UK and Ireland) 2410, ‘Review of Interim Financial Information Performed by the Independent Auditor of the Entity’ (“ISRE 2410”).
Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the interim financial statements in the half-year report for the six months ended 30 June 2017 are not prepared, in all material respects, in accordance with International Accounting Standard 34, ‘Interim Financial Reporting’, as adopted by the European Union (the “EU”) and the Disclosure Guidance and Transparency Rules (the “DTR”) of the United Kingdom’s Financial Conduct Authority (the “UK FCA”).
Basis of our report, responsibilities and restriction on use
The half-year financial report is the responsibility of, and has been approved by, the Directors. The Directors are responsible for preparing the half-year report in accordance the DTR of the UK FCA.
As disclosed in note 2, the interim financial statements of the Company are prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the EU. The directors are responsible for ensuring that the interim financial statements included in this half-year financial report have been prepared in accordance with IAS 34, Interim Financial Reporting, as adopted by the EU. Our responsibility is to express to the company a conclusion on the interim financial statements presented in the half-year financial report based on our review.
We conducted our review in accordance with ISRE 2410. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
We read the other information contained in the half-year financial report and consider whether it contains any apparent misstatements or material inconsistencies with the information contained in the interim financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.
This report is made solely to the company in accordance with the terms of our engagement to assist the company in meeting the requirements of the DTR of the UK FCA. Our review has been undertaken so that we might state to the company those matters we are required to state to it in this report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company for our review work, for this report, or for the conclusions we have reached.
KPMG
Chartered Accountants
1 Stokes Place, St Stephen’s Green, Dublin 2, Ireland
3 August 2017

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Condensed consolidated income statement

		Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Revenue
Rental income		96.5	93.6	191.5
Hotel revenue		10.2	8.7	19.4
Interest income from loans secured by real estate		4.7	3.5	6.3
		111.4	105.8	217.2
Property related expenses		(20.4)	(17.1)	(35.8)
Hotel cost of sales		(8.8)	(7.7)	(16.3)
		(29.2)	(24.8)	(52.1)
Gross profit		82.2	81.0	165.1

Gain on sale of investment and development property and loan collateral	17	2.2	0.2	8.5
Net change in fair value of investment and development property	9, 20	12.9	45.1	(10.8)
Net change in fair value of loans secured by real estate	10	4.0	0.6	0.3
		101.3	126.9	163.1
Expenses
Administrative expenses		(11.0)	(8.3)	(16.4)
Investment management fee	18A(i)	(7.7)	(8.1)	(16.3)
		(18.7)	(16.4)	(32.7)
Results from operating activities before financing income and costs		82.6	110.5	130.4

Interest income from cash and cash equivalents		0.4	0.4	0.6
Finance costs		(25.2)	(29.3)	(57.7)
Net finance expense		(24.8)	(28.9)	(57.1)
Profit before taxation		57.8	81.6	73.3
Taxation	7	(2.9)	(2.9)	(7.3)
Profit for the period after taxation		54.9	78.7	66.0

Earnings per share (basic & diluted)	8A	43.5p	57.9p	49.1p

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The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated statement of comprehensive income

		Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Profit for the period after taxation		54.9	78.7	66.0

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences		28.9	104.8	126.2
Hedge of net investment in foreign operations		(21.4)	(72.5)	(93.0)
		7.5	32.3	33.2
Items that will never be reclassified to profit or loss:
Net change in fair value of property, plant and equipment	11	(0.3)	1.6	1.9
Other comprehensive income for the period		7.2	33.9	35.1

Total comprehensive income for the period, net of tax		62.1	112.6	101.1

Profit attributable to:
Owners of the Company		54.8	78.7	65.9
Non-controlling interests		0.1	-	0.1
		54.9	78.7	66.0

Total comprehensive income attributable to:
Owners of the Company		62.0	112.6	101.0
Non-controlling interests		0.1	-	0.1
		62.1	112.6	101.1

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated balance sheet

		30 June 2017	30 June 2016	31 December 2016
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Non-current assets
Investment and development property	9	2,662.7	2,761.0	2,675.3
Loans secured by real estate	10	72.2	81.9	67.6
Property, plant and equipment	11	75.6	69.0	73.0
Derivative financial assets	13	0.1	0.5	0.3
Deferred tax asset	7	6.2	1.9	2.9
		2,816.8	2,914.3	2,819.1
Current assets
Inventories		0.4	0.3	0.3
Rent and other receivables		44.1	33.3	32.5
Assets held-for-sale	9, 20	88.9	147.0	59.4
Cash and cash equivalents		454.8	459.0	456.5
		588.2	639.6	548.7
Total assets		3,405.0	3,553.9	3,367.8

Current liabilities
Trade and other payables		(56.9)	(66.2)	(58.2)
Deferred income		(34.0)	(40.5)	(36.7)
Borrowings	12	(35.3)	(76.2)	(0.6)
		(126.2)	(182.9)	(95.5)
Non-current liabilities
Trade and other payables		(3.4)	(3.3)	(3.1)
Deferred tax liability	7	(5.5)	(1.1)	(2.4)
Borrowings	12	(1,640.7)	(1,642.8)	(1,676.6)
Derivative financial liabilities	13	(61.3)	(44.2)	(54.3)
		(1,710.9)	(1,691.4)	(1,736.4)
Total liabilities		(1,837.1)	(1,874.3)	(1,831.9)
Net assets		1,567.9	1,679.6	1,535.9

Equity

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Stated capital	15	1,222.1	1,322.2	1,222.1
Foreign currency translation reserve		32.0	23.6	24.5
Revaluation reserve		2.9	2.9	3.2
Share-based payments reserve		2.0	2.2	1.9
Retained earnings		308.3	328.7	283.7
Equity attributable to owners of the Company		1,567.3	1,679.6	1,535.4
Non-controlling interests		0.6	-	0.5
Total equity		1,567.9	1,679.6	1,535.9
Net asset value per share – basic and diluted (Pence)	8B	1,243.0p	1,235.6p	1,217.6p
EPRA net asset value per share – basic and diluted (Pence)	8B	1,242.9p	1,235.4p	1,217.4p
Adjusted net asset value per share – basic and diluted (Pence)	8B	1,241.4p	1,233.8p	1,215.9p

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated statement of changes in equity
For the six month period ended 30 June 2017

	Attributable to owners of the Company						Non- controlling interests	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2017	1,222.1	24.5	3.2	1.9	283.7	1,535.4	0.5	1,535.9
Profit for the period	-	-	-	-	54.8	54.8	0.1	54.9
Other comprehensive income	-	7.5	(0.3)	-	-	7.2	-	7.2
Total comprehensive income for the period	-	7.5	(0.3)	-	54.8	62.0	0.1	62.1
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share-based settlement of investment management fee (see Note 18A(i))[1]	-	-	-	0.1	-	0.1	-	0.1
Dividends (see Note 16)	-	-	-	-	(30.2)	(30.2)	-	(30.2)
	-	-	-	0.1	(30.2)	(30.1)	-	(30.1)
Total equity at 30 June 2017	1,222.1	32.0	2.9	2.0	308.3	1,567.3	0.6	1,567.9

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:

1.	Net movement in share-based payment reserve representing reversal of £1.9 million opening reserve and recording of period end reserve for the investment management fee in the amount of £2.0 million.

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Condensed consolidated statement of changes in equity (continued)
For the six month period ended 30 June 2016

	Attributable to owners of the Company						Non- controlling interests[1]	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2016	1,322.2	(8.7)	1.3	31.8	282.6	1,629.2	-	1,629.2
Profit for the period	-	-	-	-	78.7	78.7	-	78.7
Other comprehensive income	-	32.3	1.6	-	-	33.9	-	33.9
Total comprehensive income for the period	-	32.3	1.6	-	78.7	112.6	-	112.6
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share-based settlement of investment management fee (see Note 18A(i))[2]	-	-	-	0.1	-	0.1	-	0.1
Performance fee expense (see Note 18A(ii))	-	-	-	(29.7)	-	(29.7)	-	(29.7)
Dividends (see Note 16)	-	-	-	-	(32.6)	(32.6)	-	(32.6)
	-	-	-	(29.6)	(32.6)	(62.2)	-	(62.2)
Total equity at 30 June 2016	1,322.2	23.6	2.9	2.2	328.7	1,679.6	-	1,679.6

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnotes:

1.	Non-controlling interests relate to certain development properties in Spain. During the period presented, such amounts are not material.

2.	Net movement in share-based payment reserve representing reversal of £2.1 million opening reserve and recording of period end reserve for the investment management fee in the amount of £2.2 million.

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Condensed consolidated statement of changes in equity (continued)
For the year ended 31 December 2016

	Attributable to owners of the Company						Non- controlling interests	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2016	1,322.2	(8.7)	1.3	31.8	282.6	1,629.2	-	1,629.2
Profit for the year	-	-	-	-	65.9	65.9	0.1	66.0
Other comprehensive income	-	33.2	1.9	-	-	35.1	-	35.1
Total comprehensive income for the year	-	33.2	1.9	-	65.9	101.0	0.1	101.1
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share-based settlement of investment management fee[1]	-	-	-	(0.2)	-	(0.2)	-	(0.2)
Settlement of performance fee	-	-	-	(29.7)	-	(29.7)	-	(29.7)
Share buyback	(100.1)	-	-	-	-	(100.1)	-	(100.1)
Reclassification of non-controlling interest	-	-	-	-	(0.4)	(0.4)	0.4	-
Dividends	-	-	-	-	(64.4)	(64.4)	-	(64.4)
	(100.1)	-	-	(29.9)	(64.8)	(194.8)	0.4	(194.4)
Total equity at 31 December 2016	1,222.1	24.5	3.2	1.9	283.7	1,535.4	0.5	1,535.9

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:

1.
Net movement in share-based payment reserve representing payment of investment management fee for the year ended 31 December 2015 in the amount of £2.1 million and recording of the reserve for the investment management fee payable for the year ended 31 December 2016 in the amount of £1.9 million.

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Condensed consolidated cash flow statement

		Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Cash flows from operating activities
Profit for the period		54.9	78.7	66.0
Adjustments for:
Net change in fair value of investment and development property		(12.9)	(45.1)	10.8
Net change in fair value of loans secured by real estate	10	(4.0)	(0.6)	(0.3)
Gain on sale of loan collateral	17	-	(0.4)	(0.4)
(Gain)/loss on sale of investment property and loan collateral	17	(2.2)	0.2	(8.1)
Write-off of property, plant and equipment		-	0.2	(1.3)
Net finance cost		21.0	19.9	43.3
Amortisation of loan fees	12	1.2	1.8	5.5
Amortisation of bond discount, net of amortisation of bond premia	12	0.1	0.4	0.7
Amortisation of lease incentive		(4.2)	(1.2)	(3.8)
Taxation	7	2.9	2.9	7.3
Depreciation	11	2.0	1.3	3.2
Reversal of impairment of accounts receivable		0.1	0.7	0.7
Investment management fee		0.1	-	(0.2)
Operating cash flows before movements in working capital		59.0	58.8	123.4
Decrease/(increase) in rent and other receivables		1.4	(6.1)	(3.0)
Increase in inventories		(0.1)	-	-
(Decrease)/increase in deferred rental income		(2.7)	9.1	5.3
(Increase) in trade and other payables		(2.0)	(3.8)	(21.0)
Cash generated from operations before interest and taxation		55.6	58.0	104.7
Interest received		4.3	3.9	7.4
Interest paid		(27.7)	(21.0)	(44.6)
Derivative instruments		(1.7)	(0.2)	(1.0)
Performance fee paid	18A(ii)	-	(29.7)	(29.7)
Tax paid		(6.8)	(5.4)	(7.1)

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Cash flows (used by)/generated from operating activities		23.7	5.6	29.7
Investing activities
Acquisition/improvement of investment and development property		(20.6)	(241.9)	(282.2)
Disposal of investment and development property	17	48.4	62.0	256.0
Capital expenditure on property, plant and equipment	11	(3.9)	(6.4)	(10.2)
Disposal of loans secured by real estate		-	101.1	115.6
Cash flows from/(used in) investing activities		23.9	(85.2)	79.2

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Condensed consolidated cash flow statement (continued)

		Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Financing activities
Proceeds from borrowings		-	260.7	385.7
Bond interest received in advance		-	1.7	3.4
Repayments of secured borrowings	12	(23.0)	(38.0)	(230.0)
Draw down of revolving credit facility		-	-	75.0
Repayment of revolving credit facility		-	-	(75.0)
Transaction costs related to loans and borrowings		-	(1.6)	(3.5)
Bond premia received		-	2.0	5.9
Share buyback programme, inclusive of costs		-	-	(100.1)
Dividends paid	16	(30.2)	(32.6)	(64.4)
Cash flows (used in)/from financing activities		(53.2)	192.2	(3.0)
Net (decrease)/increase in cash and cash equivalents		(5.6)	112.6	105.9
Cash and cash equivalents at beginning of period		456.5	326.5	326.5
Foreign exchange movements		3.9	19.9	24.1
Cash and cash equivalents at the reporting date		454.8	459.0	456.5

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Notes to the condensed consolidated interim financial statements
For the six month period ended 30 June 2017
1. General information
Kennedy Wilson Europe Real Estate Plc (the ‘Company’) is a company domiciled in Jersey. These unaudited condensed consolidated interim financial statements (the ‘interim financial statements’) as at and for the six month period ended 30 June 2017 have been prepared and are presented in respect of the Company and its subsidiaries (together referred to as the ‘Group’).
The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, hotel businesses and loans secured by real estate in Europe with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values through focused asset management and strategic acquisitions.
The interim financial statements were approved and authorised for issue on 3 August 2017 and signed by Simon Radford and Mark McNicholas on behalf of the Board.
2. Basis of preparation
A. Statement of compliance
These interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the European Union, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended 31 December 2016. They do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual consolidated financial statements as at and for the year ended 31 December 2016.
The results are unaudited but were reviewed by the auditors of the Group.
B. Basis of measurement
The interim financial statements have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, loans secured by real estate, property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies on the basis set out in Note 3 Significant accounting policies.
C. Functional and presentational currency
The interim financial statements are presented in Pound Sterling as this is the Company’s functional currency. All financial information presented in Pound Sterling has been rounded to the nearest million and presented to one decimal place, except where otherwise stated.
D. Use of estimates and judgements
The preparation of the interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.
Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 30 June 2017 include management’s estimates of the fair value of investment and development property (Note 9), loans secured by real estate (Note 10) and land and buildings within property, plant and equipment (Note 11).

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3. Significant accounting policies
The accounting policies and methods of computation and presentation adopted in the preparation of the interim financial statements are consistent with those applied in the Annual Report and Accounts for the year ended 31 December 2016 and are described in those financial statements on pages 92 to 98.
The Annual Report and Accounts for the year ended 31 December 2016 is available at www.kennedywilson.eu.
There are no new standards or amendments which are effective for the Group for the first time for the financial year beginning 1 January 2017.
4. New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for future annual reporting periods of the Group, and have not been applied in preparing the interim financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards.
A. New/Revised International Financial Reporting Standards

Effective date[1]

IFRS 14: Regulatory Deferral Accounts[2]	1 January 2016
Amendments to IAS 7: Disclosure Initiative[2]	1 January 2017
Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses[2]	1 January 2017
IFRS 15: Revenue from Contracts with Customers (and certain subsequent amendments and clarifications)	1 January 2018
IFRS 9: Financial Instruments (2009, and subsequent amendments in 2010, 2013 and 2014)	1 January 2018
IFRS 16: Leases[2]	1 January 2019
Amendments to IFRS 2: Classification and measurement of share-based payment transactions[2]	1 January 2018
Amendments to IFRS 4: Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts[2]	1 January 2018
Annual improvements to IFRS 2014-2016 Cycle[2]	1 January 2017/1 January 2018
IFRIC Interpretation 22: Foreign Currency Transactions and Advance Consideration[2]	1 January 2018
Amendment to IAS 40: Transfers of Investment Property[2]	1 January 2018
IFRIC 23: Uncertainty over Income Tax Treatments[2]	1 January 2019
Amendments to IFRS 10 and IAS 28: Sale or contribution of assets between an investor and its associate or joint venture[2]	Deferred indefinitely
IFRS 17: Insurance Contracts[2]	1 January 2021

Footnotes:

1.
The effective dates are those applying to European Union endorsed IFRS if endorsement has been received and if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above.

2.	Not European Union endorsed at the time of approval of the interim financial statements.

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5. Determination of fair values
A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 Fair Value Measurement as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no transfers between Levels 1 and 2 during the period. There were no transfers between Levels 2 and 3 during the period.
There were no changes in valuation techniques during the period.
A. Investment and development property
The fair value of investment and development property was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers assess the fair value of the Group’s investment and development property portfolio every six months.
Further information about fair value assumptions applicable to investment and development property is set out in Note 9.
B. Loans secured by real estate
The fair value of loans secured by real estate was determined by independent valuers having appropriate and recent experience in the valuation of loans and real estate. Such independent valuers assess the fair value of the Group’s portfolio of loans secured by real estate every six months.
Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 10.
C. Land and buildings
The fair value of these own-use assets was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers assess the fair value of the Group’s land and buildings every six months.
Further information about fair value assumptions applicable to land and buildings is set out in Note 11.

D. Borrowings
The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency.
Further information about borrowings is set out in Note 12.
E. Derivative financial instruments
The fair value of forward foreign currency contracts is based on independent third party valuations.

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Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate.
The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate.
The fair value of foreign currency options is based on independent third party valuations. Fair value is estimated using a variant of the Black-Scholes model tailored for currency derivatives. The net present value of expected future cash flows is calculated based on observable market foreign exchange volatility, foreign exchange rates and interest rates, adjusting for credit risk, where appropriate.
Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 13.
6. Operating segments
A. Basis of segmentation
The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies.
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision makers which is updated as required by the business, who has been identified as the board of directors of the Company (the ‘Board’).
The following summary describes the operations of each reportable segment:

Segment	Description
Office real estate	Property which is primarily used by commercial tenants
Retail real estate	Property comprising primarily high street retail or shopping centres, together with leisure assets
Industrial real estate	Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use
Residential real estate	Tenanted residential property, in the private rented sector
Loans secured by real estate	A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the loan to value (‘LTV’) is greater than 100%
Hotels	Ownership and management of hotels, namely Fairmont St Andrews Hotel (United Kingdom) and Portmarnock Hotel (Ireland)
There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources.
Corporate income and expenses, and assets and liabilities are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments.
The Group’s key measure of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate segments is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.
The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
Information related to each reportable segment is set out below. Segment profit/(loss) before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors.
B. Information about reportable segments

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I. Profit before tax for the six month period ended 30 June 2017

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	55.3	28.9	6.2	6.1	-	-	96.5	-	96.5
Hotel revenue	-	-	-	-	-	10.2	10.2	-	10.2
Interest income from loans secured by real estate	-	-	-	-	4.7	-	4.7	-	4.7
	55.3	28.9	6.2	6.1	4.7	10.2	111.4	-	111.4
Property related expenses	(11.1)	(6.5)	(0.4)	(2.3)	(0.1)	-	(20.4)	-	(20.4)
Hotel cost of sales	-	-	-	-	-	(8.8)	(8.8)	-	(8.8)
Administrative costs	-	-	-	-	-	(2.5)	(2.5)	-	(2.5)
Net operating income	44.2	22.4	5.8	3.8	4.6	(1.1)	79.7	-	79.7
Net change in fair value of investment and development property	(8.7)	10.0	5.2	6.4	-	-	12.9	-	12.9
Net change in fair value of loans secured by real estate	-	-	-	-	4.0	-	4.0	-	4.0
Gain/(loss) on sale	2.2	(0.1)	0.1	-	-	-	2.2	-	2.2
	37.7	32.3	11.1	10.2	8.6	(1.1)	98.8	-	98.8
Overhead costs
Administrative expenses	(1.0)	(0.5)	(0.1)	(0.2)	(0.1)	-	(1.9)	(6.6)	(8.5)
Investment management fee	-	-	-	-	-	-	-	(7.7)	(7.7)
	(1.0)	(0.5)	(0.1)	(0.2)	(0.1)	-	(1.9)	(14.3)	(16.2)
Results from operating activities before financing income and costs	36.7	31.8	11.0	10.0	8.5	(1.1)	96.9	(14.3)	82.6
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.4	0.4
Finance costs	(6.4)	(7.0)	(1.2)	-	-	-	(14.6)	(10.6)	(25.2)
	(6.4)	(7.0)	(1.2)	-	-	-	(14.6)	(10.2)	(24.8)
Segment profit/(loss) before tax	30.3	24.8	9.8	10.0	8.5	(1.1)	82.3	(24.5)	57.8

Footnote:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

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II. Profit before tax for the six month period ended 30 June 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	48.6	33.0	7.2	4.8	-	-	93.6	-	93.6
Hotel revenue	-	-	-	-	-	8.7	8.7	-	8.7
Interest income from loans secured by real estate	-	-	-	-	3.5	-	3.5	-	3.5
	48.6	33.0	7.2	4.8	3.5	8.7	105.8	-	105.8
Property related expenses	(9.0)	(5.5)	(0.6)	(2.0)	-	-	(17.1)	-	(17.1)
Hotel cost of sales	-	-	-	-	-	(7.7)	(7.7)	-	(7.7)
Administrative costs	-	-	-	-	-	(2.3)	(2.3)	-	(2.3)
Net operating income	39.6	27.5	6.6	2.8	3.5	(1.3)	78.7	-	78.7
Net change in fair value of investment and development property	20.8	13.4	(1.3)	12.2	-	-	45.1	-	45.1
Net change in fair value of loans secured by real estate	-	-	-	-	0.6	-	0.6	-	0.6
(Loss)/gain on sale and other gains	(0.5)	0.3	-	-	0.4	-	0.2	-	0.2
	59.9	41.2	5.3	15.0	4.5	(1.3)	124.6	-	124.6
Overhead costs
Administrative expenses	(1.1)	(1.0)	(0.2)	(0.3)	(0.2)	-	(2.8)	(3.2)	(6.0)
Performance fee	-	-	-	-	-	-	-	-	-
Investment management fee	-	-	-	-	-	-	-	(8.1)	(8.1)
	(1.1)	(1.0)	(0.2)	(0.3)	(0.2)	-	(2.8)	(11.3)	(14.1)
Results from operating activities before financing income and costs	58.8	40.2	5.1	14.7	4.3	(1.3)	121.8	(11.3)	110.5
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.4	0.4
Finance costs	(7.2)	(9.7)	(1.6)	(0.8)	-	-	(19.3)	(10.0)	(29.3)
	(7.2)	(9.7)	(1.6)	(0.8)	-	-	(19.3)	(9.6)	(28.9)
Segment profit/(loss) before tax	51.6	30.5	3.5	13.9	4.3	(1.3)	102.5	(20.9)	81.6

Footnote:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

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III. Profit before tax for the year ended 31 December 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	103.6	64.9	13.9	9.1	-	-	191.5	-	191.5
Hotel revenue	-	-	-	-	-	19.4	19.4	-	19.4
Interest income from loans secured by real estate	-	-	-	-	6.3	-	6.3	-	6.3
	103.6	64.9	13.9	9.1	6.3	19.4	217.2	-	217.2
Property related expenses	(18.9)	(11.5)	(1.0)	(4.1)	(0.3)	-	(35.8)	-	(35.8)
Hotel cost of sales	-	-	-	-	-	(16.3)	(16.3)	-	(16.3)
Administrative costs	-	-	-	-	-	(4.8)	(4.8)	-	(4.8)
Net operating income	84.7	53.4	12.9	5.0	6.0	(1.7)	160.3	-	160.3
Net change in fair value of investment and development property	(29.6)	7.4	(5.0)	16.4	-	-	(10.8)	-	(10.8)
Net change in fair value of loans secured by real estate	-	-	-	-	0.3	-	0.3	-	0.3
Gain/(loss) on sale and other gains	1.8	6.6	(0.3)	-	0.4	-	8.5	-	8.5
	56.9	67.4	7.6	21.4	6.7	(1.7)	158.3	-	158.3
Overhead costs
Administrative expenses	(2.5)	(1.4)	(0.3)	(0.6)	(0.3)	-	(5.1)	(6.5)	(11.6)
Investment management fee	-	-	-	-	-	-	-	(16.3)	(16.3)
	(2.5)	(1.4)	(0.3)	(0.6)	(0.3)	-	(5.1)	(22.8)	(27.9)
Results from operating activities before financing income and costs	54.4	66.0	7.3	20.8	6.4	(1.7)	153.2	(22.8)	130.4
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.6	0.6
Finance costs	(9.7)	(11.8)	(2.7)	(1.8)	-	-	(26.0)	(31.7)	(57.7)
	(9.7)	(11.8)	(2.7)	(1.8)	-	-	(26.0)	(31.1)	(57.1)
Segment profit/(loss) before tax	44.7	54.2	4.6	19.0	6.4	(1.7)	127.2	(53.9)	73.3

Footnote:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

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IV. Assets/(liabilities) at 30 June 2017

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate[2]	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets
Current assets	145.1	48.3	8.1	17.4	4.0	6.3	229.2	359.0	588.2
Segment assets	1,592.0	837.9	189.7	267.9	76.2	82.3	3,046.0	359.0	3,405.0
Liabilities
Segment liabilities	(409.9)	(326.8)	(48.6)	(6.3)	(0.2)	(7.1)	(798.9)	(1,038.2)	(1,837.1)

V. Assets/(liabilities) at 30 June 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate[2]	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets
Current assets	79.0	103.8	12.8	61.4	4.9	4.8	266.7	372.9	639.6
Segment assets	1,656.1	1,002.7	202.4	157.8	86.8	73.7	3,179.5	374.4	3,553.9
Liabilities
Segment liabilities	(358.9)	(500.0)	(92.5)	(45.5)	(0.1)	(5.5)	(1,002.5)	(871.8)	(1,874.3)

VI. Assets/(liabilities) at 31 December 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Corporate[2]	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets
Current assets	107.0	38.9	35.4	12.5	15.9	3.7	213.4	335.3	548.7
Total segment assets	1,594.7	825.7	206.2	244.9	83.5	77.2	3,032.2	335.6	3,367.8
Liabilities
Total segment liabilities	(323.0)	(428.8)	(49.6)	(4.9)	(0.2)	(4.0)	(810.5)	(1,021.4)	(1,831.9)

Footnotes:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

2.
Within current assets the ‘Corporate’ category comprises primarily cash and cash equivalents and within total segment assets, the ‘Corporate’ category comprises primarily cash and cash equivalents and derivative financial assets. Within total segment liabilities the ‘Corporate’ category comprises primarily the unsecured borrowings and derivative financial liabilities. Intercompany transactions have been removed from the calculation of segment assets and liabilities.

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C. Geographic information
The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom, the Republic of Ireland, Italy and Spain. Italy and Spain are grouped together and reported as ‘Rest of Europe’.
The geographic information below analyses the Group’s segment revenues, current assets and non-current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the relevant asset.
I. Revenue

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom
Rental income	60.9	62.4	124.0
Hotel revenue	6.6	5.9	13.0
Interest income on loans secured by real estate	2.6	3.2	6.0
Gain/(loss) on sale of investment property and loan collateral	2.2	(0.1)	4.1
Net change in fair value of investment and development property	(5.7)	(15.8)	(77.5)
Net change in fair value of loans secured by real estate	4.8	(0.1)	-
	71.4	55.5	69.6
Ireland
Rental income	23.5	19.0	42.7
Hotel revenue	3.6	2.8	6.4
Interest income on loans secured by real estate	2.1	0.3	0.3
Gain on sale of investment property and loan collateral	-	0.3	2.0
Net change in fair value of investment and development property	16.5	45.9	50.7
Net change in fair value of loans secured by real estate	(0.8)	0.7	0.3
	44.9	69.0	102.4
Rest of Europe
Rental income	12.1	12.2	24.8
Hotel revenue	-	-	-
Interest income on loans secured by real estate	-	-	-
Gain on sale of investment property and loan collateral	-	-	2.4
Net change in fair value of investment and development property	2.1	15.0	16.0
Net change in fair value of loans secured by real estate	-	-	-
	14.2	27.2	43.2
Total

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Rental income	96.5	93.6	191.5
Hotel revenue	10.2	8.7	19.4
Interest income on loans secured by real estate	4.7	3.5	6.3
Gain on sale of investment property and loan collateral	2.2	0.2	8.5
Net change in fair value of investment and development property	12.9	45.1	(10.8)
Net change in fair value of loans secured by real estate	4.0	0.6	0.3
	130.5	151.7	215.2

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II. Current assets

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	100.5	118.6	142.8
Ireland	82.5	18.0	15.2
Rest of Europe	34.1	137.6	45.4
	217.1	274.2	203.4
Corporate[1]	371.1	365.4	345.3
	588.2	639.6	548.7
III. Non-current assets

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	1,541.4	1,661.6	1,563.4
Ireland	892.3	892.5	899.8
Rest of Europe	383.0	359.9	355.8
	2,816.7	2,914.0	2,819.0
Corporate[1]	0.1	0.3	0.1
	2,816.8	2,914.3	2,819.1
IV. Total liabilities

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	474.4	642.3	502.0
Ireland	223.3	260.1	216.3
Rest of Europe	89.1	91.8	85.4
	786.8	994.2	803.7
Corporate[1]	1,050.3	880.1	1,028.2
	1,837.1	1,874.3	1,831.9

Footnote:

1.
Within current and non-current assets, the ‘Corporate’ category comprises primarily cash and cash equivalents and derivative financial assets. Within total liabilities the ‘Corporate’ category comprises primarily the unsecured borrowings and derivative financial liabilities. Intercompany transactions have been eliminated from the calculation of segment assets and liabilities.

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7. Taxation
A. Company
The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom or other jurisdiction corporation tax on any dividend or interest income it receives. No charge to Jersey taxation will arise on capital gains.
B. Group
The Directors conduct the affairs of the Group such that the management and control of the Group is exercised in Jersey and the Group does not carry on a trade in the United Kingdom or any other jurisdiction, except as discussed in Note 15B to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.
The Group is liable to foreign tax on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries and funds in Luxembourg, the Republic of Ireland, Isle of Man, Italy, Spain and the United Kingdom and investment and development property located in the United Kingdom, the Republic of Ireland, Italy and Spain.
Details of tax rates applicable in the jurisdictions in which the Group operates are set out in Note 15B to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.
C. Amounts recognised in the profit or loss

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Current tax expense
Current period	3.1	1.8	5.8
	3.1	1.8	5.8
Deferred tax credit
Tax effect of losses not previously recognised	(0.4)	-	(0.7)
Tax effect of previously unrecognised deductible temporary differences	0.2	1.1	2.2
	(0.2)	1.1	1.5
Tax expense on continuing operations	2.9	2.9	7.3

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D. Reconciliation of effective tax rate
The charge for the period can be reconciled to the condensed consolidated income statement as follows:

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Tax expense reconciliation
Profit before tax for the period	57.8	81.6	73.3
Income tax charge using weighted average applicable tax rates	11.9	16.3	15.8
Non-taxable income	(9.8)	(14.1)	(21.4)
Non-taxable net fair value losses	1.1	0.9	13.7
Current year losses for which no deferred tax is recognised	0.1	0.8	0.3
Tax effect of losses not previously recognised	(0.4)	-	(0.7)
Tax effect of previously unrecognised deductible temporary differences	0.2	1.1	2.2
Expenses disallowed	0.5	0.3	0.8
Changes in estimates related to prior years	(0.1)	(1.6)	(1.9)
Other adjustments	(0.6)	(0.8)	(1.5)
Tax charge	2.9	2.9	7.3

Analysed as arising from:
Investment and development property located in the United Kingdom	2.4	1.4	3.3
Investment and development property located in Spain	0.5	0.1	3.5
Luxembourg corporate taxes	-	1.4	0.5
	2.9	2.9	7.3
Weighted average applicable tax rate	20.5%	20.0%	21.5%

E. Movement in deferred tax balances

Kennedy Wilson Europe Real Estate Plc         Page | 42

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m

Deferred tax asset	6.2	1.9	2.9
Deferred tax liability	(5.5)	(1.1)	(2.4)
	0.7	0.8	0.5

Analysed as arising from:
Investment property
Opening balance	(2.2)	-	-
Origination and reversal of temporary differences	(0.2)	(1.1)	(2.2)
Closing balance	(2.4)	(1.1)	(2.2)
Tax losses
Opening balance	2.7	1.5	1.5
Origination and reversal of temporary differences	0.4	-	0.7
Effects of translation to presentation currency	-	0.4	0.5
Closing balance	3.1	1.9	2.7
	0.7	0.8	0.5

Kennedy Wilson Europe Real Estate Plc         Page | 43

F. Unrecognised deferred tax asset
Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable profits will be available against which the Group can use the benefits therefrom. The Group is only able to utilise the losses to offset taxable profits in certain discrete business streams.

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m

Tax losses brought forward	10.8	11.5	10.5
Deductible temporary differences	4.7	4.6	4.7
	15.5	16.1	15.2

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8. Earnings, net asset value per share and EPRA metrics
Basic earnings per share is calculated by dividing the consolidated profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period and adjusting for shares to be issued in part settlement of the investment management fee for the period ended 30 June 2017, if any.
Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the condensed consolidated balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding at 30 June 2017.
A. Basic, diluted, EPRA earnings and Adjusted earnings per share reconciliation

		Six month period ended 30 June 2017	Six month period ended 30 June 2016		Year ended 31 December 2016
		Unaudited	Unaudited		Audited
	£m	p1	£m	p1	£m	p1
Profit for the period after taxation	54.9	43.5	78.7	57.9	66.0	49.1
Adjusted for:
Net change in fair value of investment and development property	(12.9)	(10.2)	(45.1)	(33.2)	10.8	8.0
Net change in the fair value of loans secured by real estate	(4.0)	(3.2)	(0.6)	(0.4)	(0.3)	(0.2)
Deferred taxes in respect of EPRA adjustments	1.2	0.9	-	-	3.0	2.2
Gain on sale of investment property and loan collateral	(2.2)	(1.6)	(0.2)	(0.1)	(8.5)	(6.3)
Taxes on gains on disposal	(0.1)	(0.1)	-	-	0.9	0.7
Fair value loss on interest rate caps	0.2	0.1	0.9	0.7	0.9	0.7
Debt close out costs	-	-	-	-	0.2	0.2
Time value of foreign exchange zero premium options	(1.3)	(1.1)	2.4	1.8	1.0	0.8
Acquisition related expenditure and other	(0.2)	(0.1)	0.1	0.1	0.1	-
EPRA earnings	35.6	28.2	36.2	26.8	74.1	55.2
Group adjustments:
Merger related costs borne by the Company	3.3	2.6	-	-	-	-
Adjusted earnings	38.9	30.8	36.2	26.8	74.1	55.2
Weighted average number of ordinary shares		126,133,407	135,933,938		134,364,625

Footnote:
1. Per share amount.
The European Public Real Estate Association (‘EPRA’) issued Best Practices Recommendations, most recently in December 2014.
The EPRA earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more capital in nature. In addition, the Group has made additional adjustments to EPRA earnings

Kennedy Wilson Europe Real Estate Plc         Page | 45

in order to remove other non-trading items not considered by EPRA in its Best Practice Recommendations, in order to present an “Adjusted earnings” figure.

Kennedy Wilson Europe Real Estate Plc         Page | 46

B. Basic, EPRA NAV, Adjusted NAV and EPRA NNNAV per share reconciliation
EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long-term fair values. At each of the dates presented there were no dilutive or potentially dilutive equity arrangements in existence.
In addition, the Group reports an “Adjusted NAV” to illustrate EPRA NAV after the impact of fees recognised in the share-based payment reserve.
EPRA NNNAV is a measure to report the net asset value including fair value adjustments in respect of all material balance sheet items which are not reported at their fair value as part of EPRA NAV.

	30 June 2017		30 June 2016		31 December 2016
	Unaudited		Unaudited		Audited
	£m	p1	£m	p1	£m	p1
Basic NAV	1,567.9	1,243.0	1,679.6	1,235.6	1,535.9	1,217.6
Adjusted for:
Mark-to-market of derivative financial assets (Note 13)	(0.1)	(0.1)	(0.3)	(0.2)	(0.3)	(0.2)
EPRA NAV	1,567.8	1,242.9	1,679.3	1,235.4	1,535.6	1,217.4
Group adjustments:
Investment management fee (Note 18A(i))	(2.0)	(1.5)	(2.1)	(1.6)	(1.9)	(1.5)
Adjusted NAV	1,565.8	1,241.4	1,677.2	1,233.8	1,533.7	1,215.9

EPRA NNNAV
EPRA NAV	1,567.8	1,242.9	1,679.3	1,235.4	1,535.6	1,217.4
Fair value of derivative financial assets (Note 13)	0.1	0.1	0.3	0.2	0.3	0.2
Fair value of borrowings[2] (Note 12)	(28.2)	(22.3)	(45.7)	(33.7)	(35.1)	(27.8)
EPRA NNNAV	1,539.7	1,220.7	1,633.9	1,201.9	1,500.8	1,189.8

Number of shares
Ordinary shares in issue (Note 15)	126,133,407		135,933,938		126,133,407

Footnotes:
1. Per share amount.
2. Represents the difference between the book value of borrowings and the fair value of borrowings.

Kennedy Wilson Europe Real Estate Plc         Page | 47

9. Investment and development property

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property
Opening balance	2,594.9	2,367.0	2,367.0
Acquisition of investment property	-	156.7	169.1
Disposal of investment property	(15.7)	(10.8)	(187.7)
Improvements to investment property	23.1	22.4	47.0
Transfer (to)/from investment property under development	(4.9)	-	148.5
Transfer to assets held-for-sale (Note 20)	(77.7)	(90.5)	(48.3)
Transfer from assets held-for-sale (Note 20)	11.2	-	-
Net change in fair value	11.7	20.7	(35.0)
Effects of translation to presentation currency	30.7	108.5	134.3
Closing balance	2,573.3	2,574.0	2,594.9

Kennedy Wilson Europe Real Estate Plc         Page | 48

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property under development
Opening balance	80.4	133.2	133.2
Acquisition of investment property under development	-	20.1	20.1
Disposal of investment property under development	-	-	(9.0)
Development expenditure	1.7	44.4	47.6
Transfer from/(to) investment property	4.9	-	(148.5)
Transfer to assets held-for-sale	-	(56.5)	(11.1)
Net change in fair value	(0.1)	24.4	24.2
Effects of translation to presentation currency	2.5	21.4	23.9
Closing balance	89.4	187.0	80.4
Disclosed as:
Carrying value of investment and development property	2,662.7	2,761.0	2,675.3
Assets held-for-sale (Note 20)	88.9	147.0	59.4
Adjustment in respect of straight line rent[1]	11.0	4.3	6.9
	2,762.6	2,912.3	2,741.6

Footnote:
1. Included as a component of the “Rent and other receivables” balance in the condensed consolidated balance sheet.

Kennedy Wilson Europe Real Estate Plc         Page | 49

The historical cost of investment properties acquired during the period, inclusive of acquisition costs, is £Nil (year ended 31 December 2016: £169.1 million). The total expenditure incurred to acquire investment properties under development during the period is £Nil (year ended 31 December 2016: £20.1 million).

Acquisition costs which comprise primarily stamp duty, legal services and other directly attributable costs arising from the transactions, amounted to £Nil (year ended 31 December 2016: £4.8 million).

The net fair value gain of £11.6 million (year ended 31 December 2016: net fair value loss £10.8 million) recognised in respect of investment and development property has been recognised in the condensed consolidated income statement.

At 30 June 2017, the Group was contractually committed to £12.8 million (December 2016: £8.8 million) of future expenditure for the purchase, construction, development and enhancement of investment and development property.

B. Valuation process
The fair value of the Group’s investment and development property at 30 June 2017 has been arrived at on the basis of a valuation carried out at that date by external valuers. CBRE valued all investment and development properties, except for the Italian portfolio which was valued by Colliers Real Estate Services Italia S.r.l con socio unico (together, the ‘Valuers’). The valuations performed by the Valuers conform to IFRS 13, the Valuation Standards of the Royal Institution of Chartered Surveyors Professional Standards 2014 (the ‘RICS Red Book’) and with the International Valuation Board’s International Valuation Standards.

Further information on the valuation methodology is provided in Note 17 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.

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(i). Investment property
The following tables set out the valuation techniques and the key unobservable inputs used in the valuation of the Group’s investment property.

I. 30 June 2017

Asset class Unaudited	Fair value at 30 June 2017 £m1,2			Range
		Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	414.5	Yield capitalisation	Annual rent per sq ft4 (£)	4.11	154.19	13.85
			ERV[3] per sq ft (£)	4.11	193.83	14.23
			Equivalent yield %	3.2	11.7	6.3
Office	790.9	Yield capitalisation	Annual rent per sq ft (£)	8.85	58.00	18.61
			ERV per sq ft (£)	6.00	67.50	22.26
			Equivalent yield %	4.9	8.5	6.0
Industrial	182.0	Yield capitalisation	Annual rent per sq ft (£)	1.25	11.50	4.23
			ERV per sq ft (£)	1.25	12.97	4.80
			Equivalent yield %	4.8	9.0	6.7
Aggregate United Kingdom (excluding residential)	1,387.4		Annual rent per sq ft (£)	1.25	154.19	11.84
			ERV per sq ft (£)	1.25	193.88	13.51
			Equivalent yield %	3.2	11.7	6.2
Residential	88.7	Yield capitalisation	ERV per unit (£)	12,600.00	20,700.00	16,504.00
			Equivalent yield %	3.9	3.9	3.9
Aggregate United Kingdom (including Residential)	1,476.1
Ireland
Retail	168.0	Yield capitalisation	Annual rent per sq ft (€)	6.25	255.83	30.26
			ERV per sq ft (€)	6.25	255.83	28.50
			Equivalent yield %	5.0	7.1	5.7
Office	547.1	Yield capitalisation	Annual rent per sq ft (€)	15.19	52.69	32.33
			ERV per sq ft (€)	17.50	51.50	40.64
			Equivalent yield %	4.6	7.9	5.1
Aggregate Ireland (excluding Residential)	715.1		Annual rent per sq ft (€)	6.25	255.83	31.69

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			ERV per sq ft (€)	6.25	255.83	36.86
			Equivalent yield %	4.6	7.1	5.3
Residential	151.8	Yield capitalisation	Annual rent per unit (€)	18,422.00	20,463.00	20,586.00
			ERV per unit (€)	19,837.00	23,757.00	23,007.00
			Equivalent yield %	4.6	5.4	5.0
Aggregate Ireland (including Residential)	866.9

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Asset class Unaudited	Fair value at 30 June 2017 £m1,2			Range
		Valuation technique	Input	Low	High	Weighted average
Rest of Europe
Retail (Spain)	143.4	Yield capitalisation	Annual rent per sq m5 (€)	29.67	1,256.33	138.67
			ERV per sq m (€)	38.88	900.00	176.91
			Equivalent yield %	5.3	9.0	6.7
Office (Italy)	174.7	Discounted cash flow	Annual rent per sq m (€)	87.00	182.10	140.30
			ERV per sq m (€)	70.00	210.00	142.70
			Equivalent yield %	6.2	8.6	7.6
Aggregate Rest of Europe	318.1

Total	2,661.1

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the condensed consolidated balance sheet.

2.	Includes assets classified as held-for-sale.

3.	Estimated rental value.

4.	Square feet.

5.	Square metres.

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II. 31 December 2016

Asset class Audited	Fair value at 31 December 2016 £m1,2			Range
		Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	435.8	Yield capitalisation	Annual rent per sq ft3 (£)	4.11	154.19	14.70
			ERV[4] per sq ft (£)	4.11	193.83	14.47
			Equivalent yield %	3.2	11.7	6.3
Office	830.1	Yield capitalisation	Annual rent per sq ft (£)	8.75	57.18	19.82
			ERV per sq ft (£)	6.00	70.00	21.98
			Equivalent yield %	4.9	8.5	6.1
Industrial	171.2	Yield capitalisation	Annual rent per sq ft (£)	1.25	11.08	4.32
			ERV per sq ft (£)	1.25	11.96	4.55
			Equivalent yield %	5.2	9.1	6.9
Aggregate United Kingdom (excluding residential)	1,437.1		Annual rent per sq ft (£)	1.25	154.19	12.68
			ERV per sq ft (£)	1.25	193.88	13.49
			Equivalent yield %	3.2	11.7	6.3
Residential	79.6	Yield capitalisation	ERV per unit (£)	12,600.00	20,700.00	16,504.00
			Equivalent yield %	3.9	3.9	3.9
Aggregate United Kingdom (including Residential)	1,516.7
Ireland
Retail	159.3	Yield capitalisation	Annual rent per sq ft (€)	6.25	302.33	30.57
			ERV per sq ft (€)	6.25	232.56	27.44
			Equivalent yield %	5.0	7.4	5.7
Office	524.2	Yield capitalisation	Annual rent per sq ft (€)	13.88	52.69	25.13
			ERV per sq ft (€)	17.00	51.50	40.10
			Equivalent yield %	4.6	6.7	5.1
Aggregate Ireland (excluding Residential)	683.5		Annual rent per sq ft (€)	6.25	302.33	26.80
			ERV per sq ft (€)	6.25	232.56	36.21
			Equivalent yield %	4.6	7.6	5.3
Residential	142.7	Yield capitalisation	Annual rent per unit (€)	18,422.00	20,463.00	18,031.00

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		ERV per unit (€)	19,837.00	23,757.00	20,409.00
		Equivalent yield %	4.6	5.4	5.0
Aggregate Ireland (including Residential)	826.2

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Asset class Audited	Fair value at 31 December 2016 £m1,2			Range
		Valuation technique	Input	Low	High	Weighted average
Rest of Europe
Retail (Spain)	136.3	Yield capitalisation	Annual rent per sq m5 (€)	34.68	1,237.00	139.14
			ERV per sq m (€)	38.40	900.00	172.23
			Equivalent yield %	5.6	9.3	6.8
Office (Italy)	170.1	Discounted cash flow	Annual rent per sq m (€)	86.40	180.80	139.40
			ERV per sq m (€)	70.00	210.00	142.70
			Equivalent yield %	6.2	8.6	7.8
Aggregate Rest of Europe	306.4

Total	2,649.3

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the condensed consolidated balance sheet.

2.	Includes assets classified as held-for-sale.

3.	Square feet.

4.	Estimated rental value.

5.	Square metres.

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(ii). Investment property under development
As at 30 June 2017, Investment property under development includes:

•	A second generation office building in Dublin, Ireland (‘Schoolhouse Lane’);

•	A site in suburban County Dublin (the ‘Stillorgan Leisureplex’);

•	A retail property at Puerta del Sol 9 in Madrid, Spain; and

•	Residential real estate at Postigo de San Martín 3 in Madrid, Spain.
Investment property under development in Ireland is valued using the investment method, with a deduction for costs necessary to complete the development. Investment property under development in the Rest of Europe is valued using the residual method which is the investment method, with a deduction for costs necessary to complete the development together with an allowance for the remaining risk.
Development land has been valued using the comparison method, arriving at a price per acre of €7.2 million.
I. 30 June 2017

Asset class Unaudited	Fair value at 30 June 2017 £m1			Range
		Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	16.0	Investment	Build cost per sq ft (€)	94.24	94.24	94.24
			ERV per sq ft (€)	30.00	52.00	49.19
			Equivalent yield %	5.3	5.5	5.4
Development land	14.6	Comparison	Price per acre (€’000)	1,111	7,195	5,244

Rest of Europe
Investment property under development	70.9	Residual	Build per sq m (€)	880.00	1,015.00	945.00
			Sales value per sq m (€)	4,000.00	6,000.00	5,460.00
			ERV per sq m (€)	875.00	875.00	875.00
			Net initial yield %	3.8	3.8	3.8
Total	101.5

Footnote:

1.	Includes assets held-for-sale.

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II. 31 December 2016

Asset class Audited	Fair value at 31 December 2016 £m1			Range
		Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	9.0	Residual	Build per sq ft (€)	187.0	187.0	187.0
			ERV per sq ft (€)	52.0	52.0	52.0
			Net initial yield %	5.5	5.5	5.5

Development land	14.2	Comparison	Price per acre (€’000)	1,111	7,195	5,244

Rest of Europe
Investment property under development	69.1	Residual	Build per sq m (€)	880.00	1,015.00	945.00
			Sales value per sq m (€)	3,900.00	5,300.00	4,887.00
			ERV per sq m (€)	875.00	875.00	875.00
			Net initial yield %	3.8	3.8	3.8
Total	92.3

Footnote:

1.	Includes assets held-for-sale.

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C. Sensitivity of measurement to variance of significant unobservable inputs
There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation. However if the inputs move in opposite directions (for example ERV increases and equivalent yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.
(i). Investment property
Rents and ERVs have a direct relationship to fair value, while equivalent yield has an inverse relationship.
The following table shows the impact on the fair value of investment property by applying a sensitivity to significant unobservable inputs.
I. 30 June 2017

	Fair value at 30 June 2017	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
Unaudited	£m1,2	£m	£m	£m	£m
United Kingdom
Retail	414.5	11.3	(10.8)	(16.6)	18.1
Office	790.9	33.7	(33.3)	(37.4)	40.9
Industrial	182.0	5.0	(4.9)	(7.1)	7.6
Residential	88.7	4.4	(3.8)	(4.8)	6.1
	1,476.1	54.4	(52.8)	(65.9)	72.7
Ireland
Retail	168.0	6.4	(5.9)	(6.8)	7.4
Office	547.1	23.3	(22.5)	(26.0)	28.7
Residential	151.8	6.9	(6.9)	(7.6)	8.4
	866.9	36.6	(35.3)	(40.4)	44.5
Rest of Europe
Retail	143.4	5.6	(5.6)	(5.8)	6.3
Office	174.7	7.4	(7.4)	(5.9)	6.3
	318.1	13.0	(13.0)	(11.7)	12.6
	2,661.1	104.0	(101.1)	(118.0)	129.8

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the consolidated balance sheet.

2.	Includes assets held-for-sale.

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II. 31 December 2016

	Fair value at 31 December 2016[1,2]	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
Audited	£m	£m	£m	£m	£m
United Kingdom
Retail	435.8	12.0	(11.5)	(17.3)	18.9
Office	830.1	34.1	(34.0)	(37.2)	40.5
Industrial	171.2	5.2	(5.0)	(6.5)	7.0
Residential	79.6	4.2	(4.0)	(5.1)	5.8
	1,516.7	55.5	(54.5)	(66.1)	72.2
Ireland
Retail	159.3	5.7	(5.1)	(4.9)	5.5
Office	524.2	22.5	(21.7)	(25.4)	28.0
Residential	142.7	7.3	(7.3)	(6.5)	7.0
	826.2	35.5	(34.1)	(36.8)	40.5
Rest of Europe
Retail	136.3	5.2	(5.2)	(5.5)	6.0
Office	170.1	7.0	(7.0)	(5.8)	6.2
	306.4	12.2	(12.2)	(11.3)	12.2
	2,649.3	103.2	(100.8)	(114.2)	124.9

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the consolidated balance sheet.

2.	Includes assets held-for-sale.

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(ii). Investment property under development
An increase/decrease in costs to complete and the discount factor will decrease/increase valuations respectively.
The following table shows the impact on the fair value of investment property under development by applying a sensitivity to significant unobservable inputs used.
I. 30 June 2017

	Fair value at 30 June 2017	Impact on valuation of a 5% change in build costs		Impact on valuation of a 5% change in ERV/sales value		Impact on valuation of a 25 bps change in net initial yield

		Increase	Decrease	Increase	Decrease	Increase	Decrease
Unaudited	£m1	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	16.0	(0.2)	0.2	0.9	(0.9)	(0.8)	0.9
Development land	14.6	-	-	-	-	-	-
Rest of Europe
Investment property under development	70.9	(0.3)	0.3	3.9	(3.9)	(3.9)	4.4
	101.5	(0.5)	0.5	4.8	(4.8)	(4.7)	5.3
II. 31 December 2016

	Fair value at 31 December 2016	Impact on valuation of a 5% change in build costs		Impact on valuation of a 5% change in ERV/sales value		Impact on valuation of a 25 bps change in net initial yield

		Increase	Decrease	Increase	Decrease	Increase	Decrease
Audited	£m1	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	9.0	(0.1)	0.1	0.6	(0.6)	(0.5)	0.6
Development land	14.2	-	-	-	-	-	-
Rest of Europe
Investment property under development	69.1	(0.3)	0.3	3.7	(3.7)	(3.8)	4.3
	92.3	(0.4)	0.4	4.3	(4.3)	(4.3)	4.9

Footnote:

1.	Includes assets held-for-sale.

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10. Loans secured by real estate

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	67.6	179.2	179.2
Disposal of collateral	-	(100.7)	(115.2)
Net change in fair value	4.0	0.6	0.3
Effects of translation to presentation currency	0.6	2.8	3.3
Closing balance	72.2	81.9	67.6

A. Valuation process
In estimating the fair value of the loans secured by real estate, the income approach was used. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time. At 30 June 2017 Duff & Phelps Ltd. performed procedures on the loans secured by real estate portfolio. In assessing the fair value of the loans secured by real estate, Duff & Phelps Ltd. have referenced valuations performed on the underlying collateral. At 30 June 2017, the value of the underlying collateral was £73.8 million (December 2016: £69.9 million).
Further information on the valuation methodology is provided in Note 18 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.
The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 30 June 2017 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans is 8.1% to 10.8% (December 2016: 8.1% to 11.1%).
B. Sensitivity of measurement to variance of significant unobservable inputs
Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value for example, cap rates, expected lease renewal dates, expected disposal values, may be offset by an increase in yield, resulting in no net impact on the valuation.
I. 30 June 2017

	Fair value at 30 June 2017	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
Unaudited	£m	£m	£m
United Kingdom	49.2	-	-
Ireland	23.0	(1.0)	1.0
	72.2	(1.0)	1.0
II. 31 December 2016

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	Fair value at 31 December 2016	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
Audited	£m	£m	£m
United Kingdom	44.4	(0.3)	0.3
Ireland	23.2	(1.1)	1.1
	67.6	(1.4)	1.4

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11. Property, plant and equipment

A. Acquisitions and disposals
During the six month period ended 30 June 2017, the Group spent £3.9 million on additions to property, plant and equipment (six month period ended 30 June 2016: £6.4 million). Depreciation charge for the same period was £2.0 million (six month period ended 30 June 2016: £1.3 million). The revaluation loss attributed to land and buildings totalled £0.3 million (six month period ended 30 June 2016: £1.6 million), whilst exchange rates accounted for a £1.0 million positive movement in the period (six month period ended 30 June 2016: positive £3.1 million movement).
B. Valuation process
The Board determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
Further information on the valuation methodology is provided in Note 19 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.
The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment.
I. 30 June 2017

Asset class Unaudited	Fair value at 30 June 2017 £m	Inputs[1]	United Kingdom	Ireland

United Kingdom	41.7	Net operating income	£4.0m	€2.2m
Ireland	33.9	Occupancy %	74.0	66.0
		Discount rate %	8.8	9.0
		Exit yield %	6.8	7.0
		Average daily rate	£162.36	€116.00
Total	75.6	Stabilised year	2021	2018
II. 31 December 2016

Asset class Audited	Fair value at 31 December 2016 £m	Inputs[1]	United Kingdom	Ireland

United Kingdom	41.2	Net operating income	£4.0m	€2.4m
Ireland	31.8	Occupancy %	74.0	68.0
		Discount rate %	8.8	9.0
		Exit yield %	6.8	7.0
		Average daily rate	£162.36	€115.00
Total	73.0	Stabilised year	2021	2018

Footnote:

1.	Inputs are presented in connection with a stabilised year.

There were no changes in valuation techniques during the period.

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C. Sensitivity of measurement to variance of significant unobservable inputs
There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in hotel net operating income may be offset by an increase in exit yield, resulting in no net impact on the valuation. However, if the inputs move in opposite directions (for example average daily rate increases and exit yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.
I. 30 June 2017

Fair value at 30 June 2017		Impact on valuation of 10% change in estimated Hotel NOI		Impact on valuation of 10% change in occupancy %		Impact on valuation of 100 bps change in discount rate		Impact on valuation of 50 bps change in exit yield		Impact on valuation of 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	41.7	4.1	(4.1)	11.6	(11.7)	(5.6)	7.4	(3.0)	3.4	9.8	(9.9)
Ireland	33.9	3.4	(3.4)	5.7	(5.7)	(4.4)	6.0	(2.4)	2.7	2.5	(2.4)
	75.6	7.5	(7.5)	17.3	(17.4)	(10.0)	13.4	(5.4)	6.1	12.3	(12.3)
II. 31 December 2016

Fair value at 31 December 2016		Impact on valuation of 10% change in estimated Hotel NOI		Impact on valuation of 10% change in occupancy %		Impact on valuation of 100 bps change in discount rate		Impact on valuation of 50 bps change in exit yield		Impact on valuation of 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	41.2	4.1	(4.1)	11.5	(11.5)	(5.6)	7.6	(3.0)	3.5	9.9	(9.8)
Ireland	31.8	3.3	(3.3)	6.2	(6.2)	(4.2)	5.6	(2.2)	2.6	1.4	(1.4)
	73.0	7.4	(7.4)	17.7	(17.7)	(9.8)	13.2	(5.2)	6.1	11.3	(11.2)

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12. Borrowings

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Secured	706.4	980.8	721.8
Unsecured	982.4	759.0	969.5
	1,688.8	1,739.8	1,691.3
Unamortised borrowing costs, bond discounts and bond premia	(12.8)	(20.8)	(14.1)
	1,676.0	1,719.0	1,677.2

Disclosed as:
Current	35.3	76.2	0.6
Non-current	1,640.7	1,642.8	1,676.6
	1,676.0	1,719.0	1,677.2

A. Reconciliation of carrying value
Movements in the Group’s borrowings are analysed in the following table.

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	1,677.2	1,414.3	1,414.3
Principal repayments on secured debt	(23.0)	(38.0)	(230.0)
Draw down of new secured debt	-	67.1	67.1
Draw down of revolving credit facility	-	75.0	-
Proceeds on €150.0 million tap of €400.0 million 3.25% unsecured 10 year bond	-	118.6	118.6
Proceeds on £200.0 million tap of £300.0 million 3.95% unsecured 7 year bond	-	-	200.0
Premium on bond tap and note tap	-	-	5.9
Borrowing costs incurred	-	(2.3)	(3.3)
Premium paid on issue of €550.0 million 3.25% unsecured 10 year bond	-	2.0	-
Amortisation of borrowing costs and bond discounts, net of accretion of premia from bond and note taps	1.3	2.2	6.2
Effects of translation to presentation currency	20.5	80.1	98.4
Closing balance	1,676.0	1,719.0	1,677.2

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The tables above, together with the analysis set out in Notes 12B and 12C are presented net of unamortised borrowing costs, which will be released to the income statement over the period of the associated borrowing. The analysis set out in Notes 12D and 12E excludes the effect of deducting unamortised borrowing costs.
Further information on the fair value methodology is provided in Note 25 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.

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B. Secured borrowings
I. 30 June 2017

	Drawdown date[1]	Effective interest rate	Maturity	Fair value[2]	Book value
Unaudited		%		£m	£m
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	154.2	155.9
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019[3]	212.8	211.2
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018	34.4	34.4
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020	71.5	70.4
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023	166.9	161.1
€37.25 million mortgage borrowing[4]	22 January 2016	Euribor + 1.60%	29 December 2030	31.4	31.4
€50.0 million mortgage borrowing[4]	1 March 2016	Euribor + 1.60%	1 March 2031	36.9	36.9
				708.1	701.3
Unamortised borrowing costs (included above)					5.1
					706.4

Footnotes:

1.	Drawdown date or date of acquisition, whichever is later.

2.
The fair value of floating rate borrowings has been established using an equivalent market value established by the Investment Manager determining the equivalent credit spread for this debt at the balance sheet date. The fair value of fixed rate borrowings has been calculated using a discounted cash flow approach.

3.	This facility contains two options to extend the maturity date by one year each upon satisfaction of the conditions per the facility agreement and payment of a 0.2% extension fee.

4.	Amortising loan.

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II. 31 December 2016

	Drawdown date[1]	Effective interest rate	Maturity	Fair value[2]	Book value
Audited		%		£m	£m
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	164.9	167.3
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019[3]	205.7	205.4
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018	45.7	45.6
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020	72.4	70.4
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023	167.4	161.0
€37.25 million[4] mortgage borrowing	22 January 2016	Euribor + 1.60%	29 December 2030	31.6	30.6
€50.0 million mortgage borrowing[4]	1 March 2016	Euribor + 1.60%	1 March 2031	37.0	36.0
				724.7	716.3
Unamortised borrowing costs (included above)					5.5
					721.8

Footnotes:

1.	Drawdown date or date of acquisition, whichever is later.

2.
The fair value of floating rate borrowings has been established using an equivalent market value established by the Investment Manager determining the equivalent credit spread for this debt at the balance sheet date. The fair value of fixed rate borrowings has been calculated using a discounted cash flow approach.

3.	This facility contains two options to extend the maturity date by one year each upon satisfaction of the conditions per the facility agreement and payment of a 0.2% extension fee.

4.	Amortising loan.

The Group also has access to an €8.0 million facility in connection with a Spanish asset. This facility is currently undrawn and it will expire on 29 December 2020.
Debt service is payable quarterly on all secured borrowings.

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C. Bonds and notes
I. 30 June 2017

	Issue date	Effective interest rate	Maturity	Fair value	Book value
Unaudited		%		£m1	£m
£500.0 million 3.95%, 7 year unsecured bond	30 June 2015	3.95%	30 June 2022	513.4	497.6
€550.0 million 3.25%, 10 year unsecured note	12 November 2015	3.25%	12 November 2025	482.7	477.1
				996.1	974.7
Unamortised borrowing costs, discounts and premia					7.7
					982.4

II. 31 December 2016

	Issue date	Effective interest rate	Maturity	Fair value	Book value
Audited		%		£m1	£m
£500.0 million 3.95%, 7 year unsecured bond	30 June 2015	3.95%	30 June 2022	509.4	497.3
€550.0 million 3.25%, 10 year unsecured bond	12 November 2015	3.25%	12 November 2025	478.7	464.1
				988.1	961.4
Unamortised borrowing costs, discounts and premia					8.1
				969.5

Footnote:

1.	The fair value of each of the unsecured bonds and notes has been calculated using the quoted market price as at the balance sheet date.

D. Revolving credit facility
The Group maintains a £225.0 million multi-currency revolving credit facility. At 30 June 2017, £Nil had been drawn against this facility and at the date of these condensed consolidated financial statements it remains undrawn (December 2016: £Nil). Unamortised borrowing costs total £0.1 million (December 2016: £0.5 million).
E. Maturity profile of borrowings
The maturity profile of the Group’s borrowings is as follows:

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	30 June 2017	31 December 2016
	Unaudited	Audited
	£m	£m

Due within one year	35.3	0.6
Due between two and five years	948.7	498.2
Due between six and ten years	673.3	1,158.8
Due greater than ten years	31.5	33.7
Closing balance	1,688.8	1,691.3

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F. Interest rate profile of borrowings
I. 30 June 2017

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
Unaudited	£m	£m	£m	%	Years	Years
Gross borrowings in: Pound Sterling	924.1	191.7	732.4	3.23	7.0	4.3
Euro	764.7	282.3	482.4	2.79	10.0	7.2
	1,688.8	474.0	1,214.8	3.03	8.2	5.6
II. 31 December 2016

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
Audited	£m	£m	£m	%	Years	Years
Gross borrowings in: Pound Sterling	946.8	214.4	732.4	3.23	7.0	4.8
Euro	744.5	275.1	469.4	2.79	10.0	7.7
	1,691.3	489.5	1,201.8	3.03	8.2	6.1

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13. Derivative financial instruments

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
Non-current assets	£m	£m	£m
Interest rate caps not designated as hedges	0.1	0.3	0.3
Foreign currency forward contracts designated as net investment hedges	-	0.2	-
	0.1	0.5	0.3
Non-current liabilities
Zero cost foreign currency options designated as net investment hedges	(17.6)	(14.8)	(17.3)
Interest rate cross currency swaps designated as net investment hedges	(36.5)	(27.1)	(32.4)
Foreign currency forward contracts designated as net investment hedges	(7.2)	(2.3)	(4.6)
	(61.3)	(44.2)	(54.3)
	(61.2)	(43.7)	(54.0)
The Group has entered into interest rate cap contracts with notional amounts of £129.3 million (December 2016: £218.1 million) on Sterling-denominated debt and €184.8 million (£162.1 million) (December 2016: €297.9 million or £254.3 million) on Euro-denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings.
The Group has also entered into foreign currency forward contracts, zero cost foreign currency options and a cross-currency swap with notional amounts of €538.8 million (£405.8 million) to hedge its net investment in Euro operations (December 2016: €563.8 million or £425.1 million).
Further information on the valuation methodology is provided in Note 26 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.

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14. Financial instruments - fair values and risk management
A. Accounting classifications and fair values
The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.
I. 30 June 2017

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Loans secured by real estate	72.2	72.2	72.2	-	-	-	-	72.2
Derivative financial assets	0.1	0.1	0.1	-	-	-	0.1	-
Total financial assets disclosed at fair value	72.3	72.3	72.3	-	-	-	0.1	72.2

Borrowings	1,676.0	1,704.2	-	-	1,704.2	-	996.1	708.1
Derivative financial liabilities	61.3	61.3	-	61.3	-	-	61.3	-
Total financial liabilities disclosed at fair value	1,737.3	1,765.5	-	61.3	1,704.2	-	1,057.4	708.1
II. 31 December 2016

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Audited	£m	£m	£m	£m	£m	£m	£m	£m
Loans secured by real estate	67.6	67.6	67.6	-	-	-	-	67.6
Derivative financial assets	0.3	0.3	0.3	-	-	-	0.3	-
Total financial assets disclosed at fair value	67.9	67.9	67.9	-	-	-	0.3	67.6

Borrowings	1,677.2	1,712.8	-	-	1,712.8	-	988.1	724.7
Derivative financial liabilities	54.3	54.3	-	54.3	-	-	54.3	-
Total financial liabilities disclosed at fair value	1,731.5	1,767.1	-	54.3	1,712.8	-	1,042.4	724.7

B. Measurement of fair values

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The fair value of rent and other receivables, cash and cash equivalents, and trade and other payables approximate their carrying value and they are carried at amortised cost.

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C. Financial risk management
The Group’s activities expose it to a variety of financial risks: market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.
The interim financial statements do not include all financial risk management information and disclosures required in the annual financial statements.
Further information on financial risk management is set out in Note 27 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016. There have been no changes in any risk management policies since 31 December 2016.
(i). Market risk
(a). Foreign currency risk
The Group has operations in Europe which transact business denominated mostly in Euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date.
The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below:

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Gross foreign currency assets	1,440.1	1,417.0	1,407.3
Gross foreign currency liabilities	(1,180.4)	(1,266.3)	(1,165.0)
	259.7	150.7	242.3

Gross currency liabilities include the nominal amount of £255.8 million (December 2016: £447.0 million) of foreign exchange derivatives designated as net investment hedges.
The sensitivity below has been determined based on the exposure to foreign exchange rates for derivative financial instruments at the balance sheet date and represents management’s assessment of possible changes to the fair value of the Group’s cross currency swaps as a result of possible changes in foreign exchange rates:

	Impact on profit	Impact on net asset value
	30 June 2017	31 December 2016	30 June 2017	31 December 2016
	Unaudited	Audited	Unaudited	Unaudited
	£m	£m	£m	£m
250 bps strengthening in exchange spot rate	(0.2)	(0.8)	(4.8)	(4.4)
250 bps weakening in exchange spot rate	0.2	0.8	4.8	4.4
500 bps strengthening in exchange spot rate	(0.4)	(1.5)	(9.6)	(8.6)
500 bps weakening in exchange spot rate	0.4	1.5	9.6	8.6

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(ii). Liquidity risk
The table below summarises the expected maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and includes estimated interest payments.
I. 30 June 2017

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Unaudited	£m	£m	£m	£m	£m	£m
Secured borrowings	4.4	48.3	18.3	471.6	234.5	777.1
£500.0 million 3.95%, 7 year unsecured bond	-	18.9	18.9	591.7	-	629.5
€550.0 million 3.25%, 10 year unsecured note	-	15.7	15.7	47.0	545.1	623.5
Derivative financial instruments	-	3.2	14.6	43.5	-	61.3
Trade and other payables	26.2	2.6	0.2	2.0	1.2	32.2
	30.6	88.7	67.7	1,155.8	780.8	2,123.6
II. 31 December 2016

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Audited	£m	£m	£m	£m	£m	£m
Secured borrowings	5.5	14.4	64.3	480.8	238.1	803.1
£500.0 million 3.95%, 7 year unsecured bond	-	18.8	18.8	56.4	539.4	633.4
€550.0 million 3.25%, 10 year unsecured note	-	15.3	15.3	45.8	530.5	606.9
Derivative financial instruments	-	-	3.9	18.0	32.4	54.3
Trade and other payables	25.9	2.7	0.2	1.3	1.6	31.7
	31.4	51.2	102.5	602.3	1,342.0	2,129.4

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(iii). Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between borrowings and equity financing. The Group’s capital structure comprises equity attributable to shareholders of the Company, borrowings and cash and cash equivalents. Equity comprises issued share capital, reserves and retained earnings as disclosed in the condensed consolidated statement of changes in equity. Borrowings comprise term loan facilities, a revolving credit facility (RCF) and unsecured bonds and notes.
Save for the currently undrawn RCF and the bonds and notes, the remaining Group borrowings are secured on specific portfolios and are non–recourse to the Group as a whole.
(a). Net debt

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Borrowings (see Note 12)	1,676.0	1,719.0	1,677.2
Add: Unamortised borrowing costs (see Note 12)	12.8	20.8	14.1
	1,688.8	1,739.8	1,691.3
Cash and cash equivalents	(454.8)	(459.0)	(456.5)
Net debt	1,234.0	1,280.8	1,234.8

(b). Portfolio value

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment and development property (see Note 9)	2,762.6	2,912.3	2,741.6
Loans secured by real estate (see Note 10)	72.2	81.9	67.6
Property, plant and equipment (see Note 11)	75.6	69.0	73.0
	2,910.4	3,063.2	2,882.2

(c). Loan to value

	30 June 2017	30 June 2016	31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m
Total property portfolio	2,910.4	3,063.2	2,882.2
Net debt	1,234.0	1,280.8	1,234.8
Loan to value %	42.4	41.8	42.8

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15. Stated capital

Authorised
Ordinary shares (number)	Unlimited

Ordinary shares issued and fully paid
Shares in issue at 1 January 2017 (number)	126,133,407
At 30 June 2017 (number)	126,133,407
£m
As at 1 January 2017	1,222.1
As at 30 June 2017	1,222.1

16. Dividends

			Six month period ended 30 June 2017	Six month period ended 30 June 2016
			Unaudited	Unaudited
	Per share amount	Date of payment	£m	£m
Interim dividend	12 pence	31 March 2016	-	16.3
Interim dividend	12 pence	23 May 2016	-	16.3
Interim dividend	12 pence	31 March 2017	15.1	-
Interim dividend	12 pence	31 May 2017	15.1	-
			30.2	32.6
On 3 August 2017, the Board proposed an interim dividend of 12 pence per share, resulting in a total dividend of £15.1 million. It will be paid on 31 August 2017 to shareholders on the register at the close of business on 18 August 2017. This interim dividend has not been recognised as a liability in the interim financial statements as it was declared after the period end date.

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17. Gain on sale of investment and development property and loan collateral

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£m	£m	£m

Investment and development property
Gross proceeds on disposal	49.4	62.9	260.4
Surrender premium receivable on disposal	8.2	-	-
Selling costs	(1.0)	(0.9)	(4.4)
Net proceeds on disposal	56.6	62.0	256.0
Carrying value	(54.4)	(62.2)	(247.9)
Gain/(loss) on disposal	2.2	(0.2)	8.1

Loan collateral
Gross proceeds on disposal	-	102.6	117.1
Selling costs	-	(1.5)	(1.5)
Net proceeds on disposal	-	101.1	115.6
Carrying value	-	(100.7)	(115.2)
Gain on disposal	-	0.4	0.4
	2.2	0.2	8.5
The carrying value of assets sold during the six month period ended 30 June 2017 is £46.2 million. Included within this figure are assets with a fair value of £38.8 million which were classified as assets held-for-sale at 31 December 2016.

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18. Related party transactions
A. Parent and ultimate controlling party
The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (‘KWI’). This is by virtue of the Investment Manager, an indirect wholly owned subsidiary of KWI, acting as investment manager to the Company in accordance with the terms of the investment management agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees.
In addition, KWI (through its subsidiaries) holds 30,015,924 (or 23.8%) shares in the Company at 30 June 2017 (December 2016: 29,769,435 or 23.6%).
(i). Investment management fee
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive an investment management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears.
The investment management fees were as follows:

•
For the quarter ended 31 December 2016, the investment management fee payable to the Investment Manager totalled £3.9 million. Of this amount £2.0 million cash was paid on 30 December 2016. The remaining £1.9 million share-based element was satisfied through the purchase of ordinary shares for cash in the market for delivery to the Investment Manager. On 23 February 2017, 194,937 shares were acquired to settle the share-based element of the investment management fee.

•
For the quarter ended 31 March 2017, the investment management fee payable to the Investment Manager totalled £3.9 million. Of this amount £1.9 million cash was paid on 30 March 2017. The remaining £2.0 million share-based element was satisfied through the purchase of ordinary shares for cash in the market for delivery to the Investment Manager. On 5 May 2017, 186,194 shares were acquired to settle the share-based element of the investment management fee.

•
For the quarter ended 30 June 2017, the investment management fee payable to the Investment Manager totals £3.9 million. Of this amount £1.9 million was paid on 29 June 2017. The remaining £2.0 million share-based element is expected to be satisfied in cash.

The total amount of the investment management fee in respect of the period from 1 January 2017 to 30 June 2017 was £7.7 million (six month period ended 30 June 2016: £8.1 million).
The Investment Manager has also paid certain expenses on behalf of the Company and the Company has reimbursed the Investment Manager in the amount of £0.9 million (six month period ended 30 June 2016: £0.8 million).
Further details of the investment management fee arrangements are set out in Note 31A(i) of the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.
(ii). Performance fee
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive a performance fee. It is a form of remuneration used to reward the Investment Manager for generating returns to shareholders.
The total amount of the performance fee in respect of the period from 1 January 2017 to 30 June 2017 was £Nil (six month period ended 30 June 2016: £Nil).
Further details of the performance fee arrangements are set out in Note 31A(ii) of the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2016.

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B. Transactions with key management personnel
Total amounts paid to key management are set out below:

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£	£	£
Investment management fee	7.7	8.1	16.3
Directors’ fees	0.2	0.2	0.3
Directors’ fees related to the proposed merger	0.6	-	-
Dividends earned by directors on shareholdings in the Company	0.1	0.1	0.2
Costs reimbursed	0.9	0.8	2.0
	9.5	9.2	18.8

(i). Amounts paid to key management personnel
(a). Directors fees
The Directors of the Company received total fees for the period as follows:

	Six month period ended 30 June 2017	Six month period ended 30 June 2016	Year ended 31 December 2016
	Unaudited	Unaudited	Audited
	£	£	£
Charlotte Valeur	72,500	72,500	145,000
William McMorrow	-	-	-
Mark McNicholas	50,000	50,000	100,000
Simon Radford	50,000	50,000	100,000
Mary Ricks	-	-	-
	172,500	172,500	345,000
Pursuant to the terms of the investment management agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as Directors of the Company.
Pursuant to the terms of an agreement entered into between the Company and each of Charlotte Valeur, Mark McNicholas and Simon Radford dated 23 April 2017, the Company has agreed to pay each independent director extra remuneration for any services rendered in his/her capacity as a director in relation to the proposed merger transaction with Kennedy-Wilson Holdings, Inc. Each director will be paid a daily fee of £3,750.00 plus reasonable out of pocket expenses incurred for each day where he/she spends two hours or more performing work in his/her capacity as a director of the Company in relation to the proposed merger. Each independent director will be entitled to the additional fee for the period from and including 1 March 2017 up to and including the first to occur of (1) the date of completion of the proposed merger or (2) the date on which the proposed merger transaction lapses or is withdrawn. Each of William McMorrow and Mary Ricks have waived his/her right to receive any fees in his/her capacity as a director of the Company including, without limitation, in relation to the proposed merger transaction with Kennedy-Wilson Holdings, Inc.

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In the period from 1 March 2017 to 30 June 2017, each director has been paid the following under the terms of this letter:

Six month period ended 30 June 2017
Unaudited
£
Charlotte Valeur	315,219
William McMorrow	-
Mark McNicholas	135,311
Simon Radford	127,500
Mary Ricks	-
578,030

(b). Investment management fee
The Investment Manager is considered to be included within the definition of key management personnel. The total Investment Management fee for the six month period ended 30 June 2017 is £7.7 million (six month period ended 30 June 2015: £8.1 million), details of which are set out in Note 18A(i).
(c). Performance fees
The Investment Manager, as noted above, is considered to be included within the definition of key management personnel. The total performance fee accrued for the six month period ended 30 June 2017 is £Nil (six month period ended 30 June 2016: £Nil), details of which are set out in Note 18A(ii).
(ii). Interests in share capital of the Company
The Directors’ interests in the shares of the Company are detailed below:

	30 June 2017	30 June 2016	31 December 2016
Number of shares	Unaudited	Unaudited	Audited

Charlotte Valeur	-	-	-
William McMorrow	200,149	200,149	200,149
Mark McNicholas	-	-	-
Simon Radford	12,500	9,200	12,500
Mary Ricks	280,149	280,149	280,149
	492,798	489,498	492,798
Included in the shareholding noted above are 119,233 restricted share units which were awarded on 1 March 2016 to each of William McMorrow and Mary Ricks. Such restricted share units were granted in respect of the shares awarded to the Investment Manager in satisfaction of the Performance Fee for the year ended 31 December 2015. The restricted share units will vest, subject to continuous service, in equal tranches over a period of three years with the first vesting in March 2017 and thereafter each vesting will occur in March 2018 and March 2019.
Each restricted share unit that vests shall represent the right to receive payment of one ordinary share.
There has been no other change in the directors’ interests in the shares of the Company between 30 June 2017 and the date of the condensed consolidated financial statements.

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Dividends paid on ordinary shares in the Company held by directors and restricted share units which the directors are entitled to totalled approximately £115,000 during the six month period ended 30 June 2017 (six month period ended 30 June 2016: approximately £77,000).
C. Other related parties
There were no transactions with other related parties.

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19. Subsequent events
A. Investment management fee
On 3 August 2017 the Company approved the payment of the investment management fee of £3.9 million (for the quarter ended 30 June 2017), payable to the Investment Manager. See further details in Note 18A(i).
B. Revolving credit facility extension
On 11 July 2017 the Company secured an extension to the terms of its existing unsecured RCF. The RCF, which was due to expire on 29 August 2017 has been extended to the earlier of 28 February 2018 and the effective date of the merger with Kennedy-Wilson Holdings, Inc. In the event that the merger is not effective by 28 February 2018, the Company will have the right, subject to certain customary conditions, to extend the maturity of the RCF for up to a further six months.
20. Assets held-for-sale
The Group has identified certain of its investment properties as held-for-sale in accordance with IFRS 5. The carrying value of such assets was £88.9 million at the balance sheet date (December 2016: £59.4 million). During the period £38.7 million of assets which were classified as held-for-sale at 31 December 2016 were sold, and one asset valued at £11.2 million which had been classified as held-for-sale at 31 December 2016 was taken off the market and reclassified as investment property. At 30 June 2017 a further £77.7 million of assets held-for-sale were added to this classification. A fair value movement of £1.3 million was recorded against an asset which was included in this category at 31 December 2016 and which remains unsold at 30 June 20187. Exchange rate movements total £0.4 million.
21. Approval of the interim financial statements
These interim financial statements were authorised for issue by the Company’s Board of Directors on 3 August 2017.

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Appendix 30 June 2017

UK portfolio summary1

			Portfolio	Ann.	EPRA	Acq’n
	Area	No. of	value[2]	TU NOI[4]	TU NIY[5]	YOC	WAULT[6]	Occup'y7
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.6	28	790.9	49.2	5.8	6.7	4.6	92.8
Retail	1.8	87	324.8	22.7	6.5	6.8	8.5	97.1
Industrial	2.8	25	182.0	11.6	6.0	7.4	7.3	99.3
Leisure	0.4	6	89.7	5.1	5.4	6.6	12.9	89.1
Residential	0.1	1	88.7	1.2	1.3	2.9	-	54.7
Property Total	7.7	147	1,476.1	89.8	5.7	6.6	6.4	93.1
Hotel	-	1	41.7	1.4	3.1	5.8	-	-
Loans	-	7	49.2	5.5	10.4	9.6	-	-
Total/average	7.7	155	1,567.0	96.7	5.8	6.7	6.4	93.1

Irish portfolio summary1

			Portfolio	Ann.	EPRA	Acq’n
	Area	No. of	value[2]	TU NOI[4]	TU NIY[5]	YOC	WAULT[6]	Occup'y7
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.8	14	553.8	24.3	4.3	5.9	9.9	94.4
Retail	0.5	5	177.0	9.9	5.8	6.5	16.8	96.5
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	3.2	0.2	5.1	6.9	16.0	100.0
Residential	0.5	2	163.6	7.4	4.3	4.0	-	95.6[8]
Property Total	1.8	22	897.6	41.8	4.6	5.8	11.8	93.8
Hotel	-	1	33.8	1.3	3.6	5.1	-	-
Loans	-	3	23.0	1.1	4.7	4.0	-	-
Total/average	1.8	26	954.4	44.2	4.6	5.7	11.8	93.8

Spanish portfolio summary1

			Portfolio	Ann.	EPRA	Acq’n
	Area	No. of	value[2]	TU NOI[4]	TU NIY[5]	YOC	WAULT[6]	Occup'y7
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Retail	0.8	16	203.1	8.6	5.8	6.7	2.7	90.7
Hotel	-	1	11.2	-	-	-	-	-
Total/average	0.8	17	214.3	8.6	5.8	6.7	2.7	90.7

Italian portfolio summary1

			Portfolio	Ann.	EPRA	Acq’n
	Area	No. of	value[2]	TU NOI[4]	TU NIY[5]	YOC	WAULT[6]	Occup'y7
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	1.1	9	174.7	10.5	5.8	6.3	5.5	100.0
Total/average	1.1	9	174.7	10.5	5.8	6.3	5.5	100.0

Total portfolio summary1

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			Portfolio	Ann.	EPRA	Acq’n
	Area	No. of	value[2,3]	TU NOI[4]	TU NIY[5]	YOC	WAULT[6]	Occup'y7
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	4.5	51	1,519.4	84.0	5.3	6.5	6.2	94.2
Retail	3.1	108	704.9	41.2	6.2	6.7	9.1	95.2
Industrial	2.8	25	182.0	11.6	6.0	7.4	7.3	99.3
Leisure	0.4	7	92.9	5.3	5.4	6.6	13.0	89.4
Residential	0.6	3	252.3	8.6	3.2	3.5	-	86.0[8]
Property Total	11.4	194	2,751.5	150.7	5.3	6.4	7.4	93.6
Hotel	-	3	86.7	2.7	3.3	5.6	-	-
Loans	-	10	72.2	6.6	8.6	8.2	-	-
Total/average	11.4	207	2,910.4	160.0	5.4	6.4	7.4	93.6

1.	Development assets re-classified across sectors

2.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than the Italian office portfolio which has been valued by Colliers); loan portfolios have been fair valued by Duff & Phelps, in each case at 30 June 2017

3.	London and South East offices comprise 18% (London offices: 10%, South East offices: 8%) and Milan comprise 2% of portfolio value

4.	Annualised topped-up NOI at 30 June 2017 includes expiration of rent-free periods and contracted rent steps over the next two years

5.	EPRA topped-up net initial yield

6.	Weighted average unexpired lease term to first break

7.	Based on ERV

8.	Excludes commercial units at Vantage, Central Park, Dublin
Total portfolio: Top ten assets1

	Country			Approx area	EPRA TU NIY[2]	WAULT[3]	Occup'y4
Asset		City	Sector	(000 sq ft)	(%)	(years)	(%)
Buckingham Palace Road	UK	London, SW1	Office	224	4.4	3.6	100.0
Vantage / Central Park	Ireland	Dublin 18	PRS[5]	394	4.3	n/a	96.16
Baggot Plaza	Ireland	Dublin 4	Office	129	4.4	19.0	100.0
40/42 Mespil Road	Ireland	Dublin 4	Office	118	3.7	10.9	100.0
Russell Court	Ireland	Dublin 2	Office	139	4.5	8.5	100.0
Pioneer Point	UK	London, Ilford	PRS[5]	1,517	1.3	n/a	54.7
Stillorgan S. C.	Ireland	Co. Dublin	Retail	156	5.3	8.1	95.3
Towers Business Park	UK	Manches.	Office	289	5.8	3.9	97.7
Moraleja Green S.C.	Spain	Madrid	Retail	325	5.3	1.8	83.7
Friars Bridge Court	UK	London, SE1	Office	98	4.2	1.2	89.2
Total				2,023	4.3	7.0	93.1

1.    Excludes loans secured by real estate assets
2.    EPRA topped-up net initial yield: Topped-up annualised rental income less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
3.    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
4.    Based on ERV
5.    Private rented sector residential
6.    Excludes commercial
7.    Excludes area of vacant South tower

Total portfolio: Top ten tenants at 30 June 20171

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Tenant	Topped-up gross annual rent (£m)	% of total topped-up gross annual rent
Italian Government	12.1	8.1
Bank of Ireland	9.5	6.4
Telegraph Media Group	7.0	4.7
KPMG	4.4	2.9
Carrefour	4.2	2.9
UK Government	3.7	2.5
HSBC Plc	3.6	2.4
British Telecommunications Plc	3.3	2.2
Mason Hayes & Curran	3.2	2.1
Conoco (UK) Ltd	3.0	2.0
Top ten tenants	54.0	36.2
Remaining tenants	95.1	63.8
Total	149.1	100.0
Lease expiry profile1

	Number of leases expiring	Topped-up gross annual rent[2] (£m)	% of total topped-up gross annual rent
2017	85	7.0	4.7
2018	84	11.9	8.0
2019	68	15.8	10.6
2020	86	15.0	10.0
2021	70	16.1	10.8
2022	74	24.6	16.4
2023	25	4.8	3.2
2024	19	4.9	3.3
2025	19	2.5	1.7
Thereafter	120	46.8	31.3
Total	650	149.4	100.0

1.	Topped-up gross annual rent from commercial leases only – excludes residential, hotel and development assets, loan portfolios and other miscellaneous income

2.	Topped-up gross rent payable at earliest of break or expiry date

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